Exhibit 10.15
STOCK PURCHASE AGREEMENT
by and among
Playboy Enterprises, Inc., as Buyer
TLA Acquisition Corp., as the Company
The K2 Principal Fund L.P. (“K2”),
Alpine Associates, a Limited Partnership (“Alpine Associates”),
Alpine Heritage, L.P. (“Alpine Heritage”),
Alpine Heritage II, L.P. (“Alpine Heritage II”),
Alpine Heritage Offshore Fund Ltd. (“Alpine Offshore”)
Chatham Capital Management IV, LLC (“Chatham”),
TOR Capital LLC (“TOR”),
Twin Haven Special Opportunities Fund IV, L.P. (“Twin Haven”),
K2, Alpine Associates, Alpine Heritage, Alpine Heritage II, Chatham, TOR, and Twin Haven as the Sellers
and
Albert Altro, as the Representative
Dated as of January 31, 2021

EXHIBITS
Exhibit A – List of Sellers
Exhibit B – Form of Escrow Agreement
Exhibit C – Closing Deliveries

SCHEDULES
Schedule 1.4 – Form Working Capital Statement
Schedule 5.2 – Exceptions to Restrictions on Conduct of Business
Schedule 5.6(b) – Consents and Waivers
Schedule 5.10 – Liens
Schedule 5.12 – Terminating Contracts
Schedule 5.13 – Indemnification Agreements
Schedule 6.3(f) – Lease Consent List
Schedule 8.2(f) – Line Item Indemnities

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 31, 2021, is entered into by and among Playboy Enterprises, Inc., a Delaware corporation (“Buyer”), TLA Acquisition Corp., a Delaware corporation (the “Company”), The K2 Principal Fund L.P. (“K2”), Alpine Associates, a Limited Partnership (“Alpine Associates”), Alpine Heritage, L.P. (“Alpine Heritage”), Alpine Heritage II, L.P. (“Alpine Heritage II”), Alpine Heritage Offshore Fund Ltd. (“Alpine Offshore”), Chatham Capital Management IV, LLC as agent for each of Chatham Investment QP IV, LLC and Chatham Investment Fund IV, LLC (collectively, “Chatham”), TOR Capital LLC (“TOR”), Twin Haven Special Opportunities Fund IV, L.P. (“Twin Haven”, collectively with K2, Alpine Associates, Alpine Heritage, Alpine Heritage II, Alpine Offshore, TOR, and Chatham, the “Sellers” and each a “Seller”), and Albert Altro (such person or any successor appointed pursuant to Section 5.15 from time to time, the “Representative”), solely in his capacity as representative for the Sellers.
RECITALS
A.    The Sellers are the legal owners of the number of shares of Company Common Stock set forth next to their name on Exhibit A (the “Shares”), constituting all of the authorized and outstanding Securities of the Company as of the date hereof.
B.    The Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.
C.    In order to induce Buyer to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Barbara Cook (the Company’s current Chief Executive Officer) is entering into an employment agreement (the “Cook Employment Agreement”) with Buyer in a form mutually acceptable to the parties thereto, which will be effective at and subject to the occurrence of the Closing.
D.    The parties hereto desire to make certain representations, warranties, covenants and agreements set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Sellers, the Company, and Buyer hereby agree as follows:
ARTICLE 1

SALE AND PURCHASE
1.1    Sale and Purchase of Shares. At the Closing: (a) the Sellers shall sell, assign and transfer to Buyer all of the Shares, free and clear of all liens and (b) Buyer shall pay and deliver, or cause to be paid and delivered, the Initial Purchase Price to, or for the benefit of the Sellers.

1.2    Closing. Unless otherwise agreed by Buyer, the Company and the Representative in writing, the closing of the Transactions (the “Closing”) will take place as soon as reasonably practicable on or after March 1, 2021, upon the earlier to occur thereafter of: (a) five (5) Business Days after the Effective Time under the Merger Agreement and (b) March 15, 2021; provided that, in any event, Closing shall only occur after the satisfaction or waiver of each of the conditions set forth in Article 6 (except for such conditions that by their nature can only be satisfied at Closing, but subject to the fulfillment or waiver of such conditions). The Closing will take place remotely via electronic exchange of documents. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”
1.3    Purchase Price.
(a)    Generally. Subject to the adjustments set forth Section 1.4, in full consideration for the transfer of the Shares, Buyer shall pay or cause to be paid to, or for the benefit of, the Sellers at the Closing an aggregate amount in cash equal to $24,000,000, adjusted as follows:
(1)    plus the PEI Portion of the PPP Loan Repayment Amount;
(2)    plus the Estimated Cash;
(3)    plus any Positive Working Capital Adjustment;
(4)    plus the Allocated Amount;
(5)    minus the Estimated Third Party Expenses, provided, that the amount of the Specified Estimated Third Party Expenses exceeding $300,000, if any, will not be deducted from the Initial Purchase Price;
(6)    minus the Representative Fund;
(7)    minus the Estimated Sales Tax Liability (which, for the avoidance of doubt, Buyer shall apply towards payments of the Sales Tax Liability of the Company to the applicable Governmental Authority when due and payable);
(8)    minus any COVID-19 Rent Deferral;
(9)    minus the Working Capital Escrow Amount;
(10)    minus any Negative Working Capital Adjustment; and
(11)    minus the PPP Loan Repayment Amount.
(such amount, the “Initial Purchase Price”).

(b)    Closing Payments. At the Closing, the Initial Purchase Price will be distributed to, or for the benefit of, the Sellers. Each Seller will be entitled to receive an amount equal to the product of: (1) the Share Amount and (2) the number of Shares owned by such Seller as set forth in the Distribution Schedule, payable by bank wire transfer of immediately available funds to an account or accounts designated by such Seller at Closing.
(c)    Other Settlements.
(1)    In accordance with the Escrow Agreement, dated as of the Closing Date, substantially in the form of Exhibit B (the “Escrow Agreement”), by and among Buyer, Citizens Bank, N.A., as escrow agent (the “Escrow Agent”), and the Representative, at the Closing, Buyer will deposit the Working Capital Escrow Amount with the Escrow Agent in accordance with the Escrow Agreement (the “Working Capital Fund”). The Working Capital Fund will be held and distributed in accordance with the terms of the Escrow Agreement and Section 1.4.
(2)    At the Closing, Buyer will deposit an amount equal to $100,000 (the “Representative Fund”) with the Representative in accordance with Section 5.15.
(3)    At the Closing, Buyer shall, on behalf of the Company, pay the Estimated Third Party Expenses to the Persons entitled thereto in accordance with the instructions designated in the Funds Flow Statement.
(4)    At the Closing, Buyer shall, on behalf of the Company, pay the PPP Loan Repayment Amount to Wells Fargo Bank, N.A. in accordance with the instructions designated in the Funds Flow Statement.
(d)    Distribution Schedule and Funds Flow Statement.
(1)    At least two Business Days before the anticipated Closing Date, the Representative shall prepare and deliver, or cause to be prepared and delivered, the Distribution Schedule to Buyer. None of Buyer, the Company nor any of their respective Affiliates shall have any Liability or obligation to any Person, including the Sellers, for any Losses arising from or relating to errors, omissions or inaccuracies by the Representative in calculating the portion of the Initial Purchase Price payable to any Seller or any other errors, omissions or inaccuracy in the Distribution Schedule. Upon payment to a Seller of the portion of the Initial Purchase Price to be paid to such Seller at Closing as set forth on the Distribution Schedule, none of Buyer, the Company nor any of their respective Affiliates shall have any Liability or obligation to any Person, including the Sellers, in respect of payment of the Initial Purchase Price.
(2)    At least two Business Days before the Closing, the Company will deliver to Buyer a written statement (the “Funds Flow Statement”), in a form acceptable to Buyer, setting forth the amounts to be paid by Buyer at Closing pursuant to this Agreement and the Related Agreements and the recipients of, and bank wire details for, such payments.

(e)    Withholding. Buyer, the Company, Representative, the Escrow Agent and any other applicable withholding agent hereunder shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable pursuant to this Agreement or any Related Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law; provided, however, if Buyer determines that an amount is required to be deducted and withheld with respect to any such amounts (other than as a result of the Company’s failure to provide the statement required by Section 5.11(a) hereof), Buyer shall use commercially reasonable efforts to provide the Representative with written notice of its intent to so deduct and withhold any such amount at least three Business Days prior to the date the applicable payment is scheduled to be made, and Buyer shall reasonably cooperate with the Representative to eliminate or reduce such deduction or withholding (including providing the Representative with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding). To the extent that such withheld amounts are timely paid over to or deposited with the proper Taxing authority, such amounts shall be treated for all purposes of this Agreement and the Related Agreements as having been paid to the Person in respect of which such deduction and withholding was made.

1.4    Adjustments to Initial Purchase Price.
(a)    Estimated Statement. The parties contemplate that the Company will have Working Capital as of the Closing (the “Closing Working Capital”), as calculated in accordance with this Agreement and in accordance with and as set forth on the Form Working Capital Statement attached hereto as Schedule 1.4 of $2,875,000 (the “Working Capital Target”). No less than two Business Days prior to the Closing, the Company shall deliver to Buyer (1) a written statement (the “Estimated Statement”) setting forth (A) the Company’s good faith estimate of the amount of the Closing Working Capital (the “Estimated Working Capital”), (B) the Company’s good faith estimate, reasonably detailed, including wire instructions and separated by service provider, of Third Party Expenses of the Company through the Closing (“Estimated Third Party Expenses”), (C) the Company’s good faith estimate of the amount of the Closing Cash (the “Estimated Cash”), and (D) the Company’s good faith estimate of the amount of the Sales Tax Liability (the “Estimated Sales Tax Liability”) and (2) a final estimated unaudited consolidated balance sheet as of the Closing Date of the Company prepared in accordance with GAAP and in a manner consistent with the Interim Balance Sheet (the “Closing Balance Sheet”), together with such schedules and data as may be appropriate to support such Estimated Statement and Closing Balance Sheet. An authorized officer of the Company shall certify the Estimated Statement and the Closing Balance Sheet. Following delivery of the Estimated Statement and Closing Balance Sheet, the Company shall provide Buyer and its representatives with reasonable access to the officers, books and records of the Company and the independent auditors of the Company, to verify the accuracy of such amounts in accordance with this Agreement, all to the extent deemed reasonably necessary by Buyer. If Buyer does not agree with the Company’s calculations of the Estimated Working Capital, Estimated Third Party Expenses, Estimated Cash, Estimated Sales Tax Liability or the Closing Balance Sheet, the Company and Buyer shall negotiate in good faith to mutually agree on acceptable estimates, and the Company shall consider in good faith any proposed comments or changes that Buyer may reasonably suggest. The Company’s failure to include any changes proposed by Buyer, or the acceptance by Buyer of the Estimated Statement, does not constitute an acknowledgment by Buyer of the accuracy of the Estimated Statement and will not limit or otherwise affect Buyer’s remedies under this Agreement, including Buyer’s right to include such changes or other changes in the Closing Statement. The “Positive Working Capital Adjustment,” means the amount, if any, by which the Estimated Working Capital is greater than the Working Capital Target. The “Negative Working Capital Adjustment,” means the amount, if any, by which Estimated Working Capital is less than the Working Capital Target.

(b)    Closing Statement. No later than 60 days after the Closing Date, Buyer shall prepare and deliver to the Representative, a calculation of the Closing Working Capital, the Third Party Expenses, the Closing Cash, and the Sales Tax Liability (the “Closing Statement”) together with such schedules and data setting forth in reasonable detail the particulars of any disparity between the Estimated Statement and the Closing Statement, including a copy of the Estimated Statement marked to indicate those specific items that are in dispute and accompanied by Buyer’s calculation of each such item that is in dispute. Following delivery of the Closing Statement, Buyer shall provide the Representative with reasonable access to the officers, books and records of the Company and the independent auditors of the Company, solely for the purpose of reviewing the Closing Statement in accordance with this Agreement, all to the extent deemed reasonably necessary by the Representative and in a manner not unreasonably disruptive to the Company’s business, except that the Representative shall not, except with the prior written consent of Buyer, contact any employee of Buyer. For purposes of this Agreement, Working Capital will be calculated in accordance with the following hierarchy: (1) this Agreement (including Schedule 1.4 to this Agreement) and (2) GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Financial Statements.
(c)    Determination of Final Working Capital, Final Third Party Expenses and Final Cash. To dispute the Closing Statement, the Representative must, no later than 60 days after its receipt of the Closing Statement, notify Buyer of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any disagreement, including a copy of the Closing Statement marked to indicate those specific items that are in dispute (the “Disputed Items”), the Representative’s calculation of each of the Disputed Items and the Representative’s revised Closing Statement setting forth its determination of the Closing Working Capital, the Third Party Expenses, the Closing Cash and the Sales Tax Liability. If the Representative provides a Notice of Disagreement within such 60 day period, all items that are not Disputed Items will be final, binding and conclusive for all purposes hereunder unless the resolution of any Disputed Item affects an undisputed item, in which case such undisputed item will remain open and be considered a Disputed Item by Buyer and Representative. If the Representative does not provide a Notice of Disagreement within such 60 day period, the Representative will be deemed to have accepted in full the Closing Statement as prepared by Buyer, which will be final, binding and conclusive for all purposes hereunder. If any Notice of Disagreement is timely provided and contains the proper information required above, Buyer and the Representative will use commercially reasonable efforts for a period of 30 days following the date of Buyer’s receipt of the Notice of Disagreement (or such longer period as they may mutually agree) to resolve any Disputed Items. During such 30-day period, Buyer and the Representative will have access to the books and records of the Company and the working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Closing Working Capital, Third Party Expenses, Closing Cash, Sales Tax Liability and Disputed Items. If, at the end of such period, Buyer and the Representative are unable to resolve such Disputed Items, then such Disputed Items will be referred to an independent accounting firm of national reputation in the United States selected by Buyer and reasonably acceptable to the Representative (the “Settlement Accountant”). Buyer and the Representative shall enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountant under this Section 1.4. Buyer and the Representative shall instruct the Settlement Accountant to determine as promptly as practicable (and in any event no later than 30 days from the date that the dispute is submitted to it), whether the Disputed Items in the Closing Statement were prepared in accordance with the standards set forth in this Section 1.4 and whether and to what extent (if any) the Closing Working Capital, Third Party Expenses, Closing Cash, and/or Sales Tax Liability require adjustment. The Settlement Accountant will resolve each Disputed Item by calculating such Disputed Item in accordance with this Agreement (for each such Disputed Item, the amount so calculated is referred to as the “Accountant Determined Amount”) and establishing as the final amount of such Disputed Item the applicable Accountant Determined Amount. Buyer and the Representative shall each furnish to the Settlement Accountant such work papers and other documents and information relating to the disputed issues and shall answer questions as the Settlement Accountant may reasonably request. The determination of the Settlement Accountant will be final, conclusive and binding on the parties hereto and on the Sellers absent manifest error. The amounts determined to be the Closing Working Capital pursuant to this Section 1.4(c) will constitute the “Final Working Capital,” the amounts determined to be the Third Party Expenses pursuant to this Section 1.4(c) will constitute the “Final Third Party Expenses,” the amounts determined to be the Closing Cash pursuant to this Section 1.4(c) will constitute the “Final Closing Cash, and the amounts determined to be the Sales Tax Liability pursuant to this Section 1.4(c) will constitute the “Final Sales Tax Liability”.
(d)    Settlement Accountant Fees; Payments. The fees and expenses of the Settlement Accountant will be allocated to and borne by Sellers and Buyer based on the inverse of the percentage that the Settlement Accountant’s determination (before such allocation) bears to the total amount of the total Disputed Items as originally submitted to the Settlement Accountant. For example, if the Disputed Items in total equal $1,000 and the Settlement Accountant awards $600 in favor of Sellers’ position, 60% of its fees and expenses would be borne by Buyer and 40% of such costs would be borne by Sellers.
(1)    If the Net Adjustment Amount is negative (the “Shortfall Amount”), within five Business Days after determination of the Final Working Capital, the Final Third Party Expenses, the Final Closing Cash and the Final Sales Tax Liability, (A) to the extent the Shortfall Amount exceeds the Adjustment Threshold, Buyer and Representative will deliver a joint instruction to the Escrow Agent to release the amount by which the Shortfall Amount exceeds the Adjustment Threshold to Buyer, by wire transfer of immediately available funds from the Working Capital Fund and (B) Buyer and Representative will deliver a joint instruction to the Escrow Agent to release any remaining funds in the Working Capital Fund following payment to Buyer in accordance with (A), to Sellers in accordance with their Pro Rata Share. For the avoidance of doubt, if the Shortfall Amount is equal to or less than the Adjustment Threshold, no payment shall be made to Buyer under clause (A), and the full amount of the Working Capital Fund shall be released to Sellers pursuant to clause (B).

(2)    If the Net Adjustment Amount is positive (the “Excess Amount”), within five Business Days after determination of the Final Working Capital, the Final Third Party Expenses, the Final Closing Cash and the Final Sales Tax Liability, (A) Buyer and Representative will deliver a joint instruction to the Escrow Agent to release all amounts in the Working Capital Fund to the Sellers, in accordance with their Pro Rata Share and (B) to the extent the Excess Amount exceeds the Adjustment Threshold, Buyer will pay the amount of the Excess Amount that is in excess of the Adjustment Threshold to the Sellers, in accordance with their Pro Rata Share.
(3)    For purposes of this Agreement, the “Adjustment Threshold” shall mean an amount equal to $75,000.
(e)    Calculations. If any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement (including Schedule 1.4) expressly conflict with, or are expressly inconsistent with, GAAP in connection with such determination, the terms of this Agreement (including Schedule 1.4) will control.
1.5    Taking of Necessary Further Actions. Each of Buyer, the Company, the Sellers and the Representative shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Transactions in accordance with this Agreement as promptly as possible.
ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures and other responses set forth in the Disclosure Schedule (which exceptions and responses will qualify the section or subsection they specifically reference and will also qualify other sections or subsections in this Article 2 to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection), the Company represents to Buyer as of the date hereof and as of the Closing Date, as if such representations were made as of the Closing Date.

2.1    Organization and Powers; Subsidiaries.
(a)    The Company (1) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (2) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (3) is qualified to do business in every jurisdiction where such qualification is required, except where the failure to qualify could not reasonably be expected to result in a Material Adverse Effect on the Company. The Company is not in material violation of any of the provisions of its organizational documents, and no changes thereto are pending. Section 2.1(a) of the Disclosure Schedule lists (i) the officers and directors of the Company, (ii) the jurisdictions in which the Company is qualified to do business and (iii) the jurisdictions in which the Company has facilities, employs employees or conducts business. The Company has Made Available a true and correct copy of its articles of incorporation, as amended and bylaws, as amended, each in full force and effect (collectively, the “Charter Documents”), to Buyer. The board of directors of the Company has not approved or proposed any amendment to any of the Charter Documents.
(b)    As of the date of this Agreement, there are no Subsidiaries of the Company. The Company does not own or control any equity or similar interest in and does not have any commitment or obligation to invest in, purchase any Securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person. There have never been any Subsidiaries of the Company.
2.2    Capitalization
(a)    The authorized capital stock of the Company consists of 15,000 shares of Company Common Stock, par value $0.001 per share, of which 10,000 shares are issued and outstanding. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. Other than Company Common Stock, there are no other authorized Securities of the Company. Section 2.2(a) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the holders of Company Common Stock, their domicile addresses and the number of shares. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of (i) any Encumbrance, and (ii) preemptive rights and put or call rights created by Law, the Company’s organizational documents or any Contract to which the Company is a party or of which the Company has Knowledge, in each case except as set forth in the Stockholders’ Agreement.

(b)    There are no Contracts to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Securities or obligating the Company to grant, extend, accelerate the vesting or waive any repurchase rights of, change the price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no Contracts relating to purchase or sale of any Securities of the Company (1) between or among the Company and any Seller or (2) between or among any Sellers. All Company Common Stock was issued in compliance with all applicable federal and state securities Laws, and all shares of Company Common Stock repurchased by the Company were repurchased in compliance with all applicable federal and state securities Laws and all applicable rights of first refusal and other similar rights and limitations.
(c)    Except as set forth on Section 2.2(c) of the Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings relating to the voting of any Shares, and there are no agreements between the Company and any Seller, or among any Sellers, relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights, “drag-along” or other similar rights) of any Company Common Stock. As a result of the Transactions, Buyer will be the sole record and beneficial holder of all issued and outstanding Company Common Stock and all rights to acquire or receive any shares of Company Common Stock, whether or not such shares of Company Common Stock are outstanding.
(d)    No bonds, debentures, notes or other Company Indebtedness (1) having the right to vote on any matters on which Sellers may vote (or which is convertible into, or exchangeable for, Securities having such right) or (2) the value of which is in any way based upon or derived from Company Common Stock, are issued or outstanding as of the date of this Agreement.
(e)    The allocation of the Initial Purchase Price set forth in Article 1 hereof is consistent with the Charter Documents.
(f)    The information contained in the Distribution Schedule will be complete and correct as of the Closing Date.
(g)    The Company is not subject to the requirements of subdivision (b) of section 2115 of the California Corporations Code pursuant to the terms of such section 2115.

2.3    Authority; Non-contravention.
(a)    Authority.
(1)    The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions by the Company have been duly authorized by all requisite action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the Related Agreements to which it is a party.
(2)    This Agreement and the Related Agreements to which it is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereafter in effect relating to the rights of creditors generally and (B) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.
(b)    Except as set forth on Section 2.3(b) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party and the consummation of the Transactions by the Company do not and will not (1) conflict with, result in or constitute any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, any provision of the organizational documents of the Company, (2) result in the creation of an Encumbrance on, or any sale, transfer, assignment, or conveyance of any rights to, any properties or assets of the Company, (3) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, payment, modification or acceleration of any obligation or loss or modification of any benefit under any Contract of the Company or (4) require consent, approval or waiver from any Person in accordance with any Contract applicable to the Company or any of its properties or assets, (5) materially violate any Permit or Law applicable to the Company, or (6) otherwise have an adverse effect upon the ability of the Company to consummate the Transactions.
(c)    No material Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions.

(d)    The Shares being sold hereunder and the Transactions are not, and by the passage of time will not be, subject to a right of first negotiation, right of first offer or refusal, or any other similar right granted by the Company (or any of its Affiliates) to and in favor of a third party with respect to an Acquisition Proposal or that could otherwise affect, threaten the compliance of any of the exclusivity obligations under Section 5.7, or cause any delays in the consummation of the Transactions.
2.4    Financial Statements.
(a)    Section 2.4(a) of the Disclosure Schedule sets forth the Company’s audited consolidated balance sheets as of and statements of operations and statements of cash flows for the year ended January 2, 2020 and its unaudited consolidated balance sheet as of and statement of operations and statement of cash flows as of and for the 11-month period ended November 28, 2020 (collectively, the “Financial Statements”). Except as set forth on Section 2.4(a) of the Disclosure Schedule, the Financial Statements (1) have been prepared in all material respects in accordance with accounting practice generally accepted in the United States of America applicable to private companies (“GAAP”) (except that the interim period financial statements do not have notes thereto and are subject to normally recurring year-end adjustments none of which individually or in the aggregate are material) applied on a consistent basis throughout the periods indicated, (2) are true, complete and correct in accordance with GAAP in all material respects, and (3) present fairly the financial condition and results of operations and cash flows of the Company as of the dates and for the periods indicated therein (in each case, except that the interim period financial statements are subject to normally recurring year-end adjustments, none of which individually or in the aggregate are material, and do not include the Company’s accrued liability in respect of its loyalty program (which amount, in the aggregate, does not exceed $280,000 (calculated in a manner consistent with past practices))). There has been no change in the Company’s accounting policies since January 2, 2020 (the “Company Balance Sheet Date”), except as described in the Financial Statements.

(b)    The aggregate amount of Company Indebtedness, and the holders of such Company Indebtedness, on the date hereof is set forth in Section 2.4(b) of the Disclosure Schedule. All Company Indebtedness may be prepaid without penalty. The Company is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). All reserves that are set forth in or reflected in the Interim Balance Sheet have been established in accordance with GAAP consistently applied and are believed to be adequate. The Company has in place systems and processes (including the maintenance of proper books and records) that are believed to be effective in (1) providing reasonable assurances regarding the reliability of the Financial Statements, (2) ensuring that transactions are executed in accordance with management’s general or specific authorization, (3) ensuring transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (4) ensuring access to assets is permitted only in accordance with management’s general or specific authorization and (5) accumulating and communicating to the Company’s principal executive officer and principal financial officer, in a timely manner, the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Financial Controls”). None of the Company, its officers or directors nor the Company’s independent auditors has identified or been made aware of any material complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or the Financial Statements. To the Knowledge of the Company, there have been no instances of Fraud by any officer or employee of the Company, whether or not material, that occurred during any period covered by the Financial Statements. The Company has in place a revenue recognition policy consistent with GAAP.

(c)    The Company’s application for and receipt and administration of, the PPP Loan, including all representations and certifications contained in or supporting the PPP Loan application and the PPP loan documents, were true, correct and complete in all material respects and were otherwise completed in accordance in all material respects with applicable rules, regulations and all guidance issued by the U.S. Small Business Administration (SBA) and the U.S. Treasury with respect to the Paycheck Protection Program. The Company has used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act and is otherwise in material compliance with all other provisions or requirements of the PPP loan program, including its PPP loan, and of the CARES Act. Except for the PPP Loan, the Company has not applied for or accepted either (1) any loan pursuant to the PPP Program, (2) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act, any loans or other relief under the Main Street Lending Programs or (3) any loan or funds from applicable Law enacted by any Governmental Authority in response to the COVID-19 pandemic. Section 2.4(c) of the Disclosure Schedule sets forth (A) the original amount of the PPP Loan received by the Company; (B) the proceeds of the PPP Loan used by the Company as of the date hereof, including a description of the use of such proceeds, amounts and dates of use; (C) the outstanding amount of the PPP Loan as of January 31, 2021; and (D) and the portion (if any) of the PPP Loan that has been forgiven as of the date hereof.
2.5    Absence of Certain Changes; Undisclosed Liabilities.
(a)    Except as set forth on Section 2.5(a) of the Disclosure Schedule, since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course of business, and there has not occurred any change, event or occurrence (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events or occurrences, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company.
(b)    Except as set forth on Section 2.5(b) of the Disclosure Schedule, to the Knowledge of the Company, the Company does not have any Liabilities of a nature required to be set forth on a balance sheet prepared in accordance with GAAP except for those (1) reflected in, reserved against or shown on the face of the balance sheet included in the Financial Statements as of November 28, 2020 (the “Interim Balance Sheet”), (2) Estimated Third Party Expenses, (3) arising under this Agreement and any Related Agreement, (4) which are fully discharged by Sellers on or before the Closing, and (5) that (A) have arisen or were incurred after the date of the Interim Balance Sheet in the ordinary course of business of the Company consistent with past practice, (B) are reflected in the calculation of Closing Working Capital (if applicable), and (C) in the case of Liabilities that have arisen since the date hereof in the ordinary course of business of the Company, do not arise from a violation of Section 5.2.

2.6    Absence of Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its assets or properties, including any Owned Company Intellectual Property, or any of their respective officers or directors in their capacities as such. There is no Order in effect against the Company or any of their respective assets or properties, or any of the Company’s directors or officers in their respective capacities as such and, to the Knowledge of the Company, there is no Basis therefor. There is no Action pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to the Charter Documents, DGCL or other applicable Law to indemnification from the Company, nor is there, to the Knowledge of the Company, any Basis that would give rise to such Action. There is no Action by the Company pending, threatened or contemplated against any other Person.
2.7    Restrictions on Business Activities. There is no Contract (including covenants not to compete) or Order binding upon the Company that has or could reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing any current or future business practice of the Company, Buyer or any of Buyer’s Subsidiaries, any acquisition of property (tangible or intangible) by the Company, Buyer, or any of Buyer’s Subsidiaries or the conduct of business by the Company, Buyer, or any of Buyer’s Subsidiaries, in each case, as currently conducted by the Company. Without limiting the generality of the foregoing, the Company has not entered into (a) any customer or other similar Contract that limits the freedom of the Company, Buyer, or any of Buyer’s Subsidiaries to engage or participate, or compete with any other person, in any line of business, market or geographic area, or to make use of any Owned Company Intellectual Property, or (b) any Contract under which the Company grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person, or (c) any Contract otherwise limiting the right of the Company, Buyer, or any of Buyer’s Subsidiaries to sell, distribute or manufacture any products or services, to purchase or otherwise obtain any software, products or services or to hire or solicit potential employees, consultants or independent contractors.

2.8    Intellectual Property.
(a)    Registered Company Intellectual Property. Section 2.8(a) of the Disclosure Schedule contains a complete and accurate list of all Registered Company Intellectual Property, in each case listing, as applicable, (1) the name of the record owner; (2) the jurisdiction where the Registered Company Intellectual Property is located (or, for Domain Names, the applicable registrar); (3) the application, publication, issue or registration number to the extent available; (4) the filing date, issuance/registration/grant date and expiration date, if applicable; (5) the prosecution status, if applicable; and (6) any Encumbrances filed against the Registered Company Intellectual Property. Section 2.8(a) of the Disclosure Schedule also contains a complete and accurate list of all material Trademarks used or held for use by the Company that are not the subject of Trademark applications or registrations. Except as set forth on Section 2.8(a) of the Disclosure Schedule, (A) the Company is listed at the appropriate Governmental Authority as the sole owner of the Registered Company Intellectual Property and there are no breaks in chain-of-title documents filed with the applicable Governmental Authority with respect thereto, (B) all necessary registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property have been paid, and all necessary affidavits, responses, recordations, certificates, releases and other documents have been filed for the purposes of obtaining, maintaining, perfecting, preserving and renewing all Registered Company Intellectual Property and the ownership rights of the Company with respect thereto; (C) there are no actions that must be taken within 120 days following the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any affidavits, responses, recordations, certificates or other documents, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Company Intellectual Property; and (D) none of the Registered Company Intellectual Property is involved in any inter-partes review, covered business method review, post grant review, derivation, interference, reexamination, cancellation, protest, opposition proceeding, supplemental examination or any other currently pending or threatened Action, including any Action regarding the ownership, use, validity, scope or enforceability of the Registered Company Intellectual Property.
(b)    Ownership and Sufficiency of IP. The Company solely and exclusively owns all right, title and interest in and to (including the sole right to enforce), free and clear of all Encumbrances other than Permitted Encumbrances, the Owned Company Intellectual Property. The Owned Company Intellectual Property along with the rights granted to the Company in the Inbound Licenses, constitute all right, title and interest in and to all Intellectual Property necessary to enable Buyer to conduct the business of the Company in the same manner as currently conducted. The Company has not exclusively licensed any Owned Company Intellectual Property to any Person. No Person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements, enhancements, modifications, other amendments or developments made in whole or in part by the Company in or with respect to the Intellectual Property.

(c)    Non-Infringement. The business of the Company as currently conducted (1) does not infringe, misappropriate, use or disclose without authorization, or otherwise materially violate (and, when conducted by Buyer following the Closing in substantially the same manner, will not infringe, misappropriate, use or disclose without authorization, or otherwise materially violate) any Intellectual Property of any Person; (2) has not infringed, misappropriated, used or disclosed without authorization, or otherwise materially violated any Intellectual Property of any Person; and (3) does not constitute (and, when conducted by Buyer following the Closing in substantially the same manner, will not constitute) unfair competition or trade practices under the Laws of any relevant jurisdiction. The Company does not have knowledge of any facts, circumstances or information that could reasonably be the Basis for any of the foregoing. The Company has not received any claims or notices (or notices of any related Action) relating to any of the foregoing.
(d)    Validity and Enforceability. There are no facts, circumstances, or information that would or could reasonably be expected to (1) render any of the Owned Company Intellectual Property invalid or unenforceable or (2) adversely affect, limit, or restrict the ability of Buyer to use and practice the Owned Company Intellectual Property. No Person has or is contesting the validity, enforceability, scope, use or ownership of any of the Owned Company Intellectual Property. The Company has taken all commercially reasonable actions to maintain and protect all of the Owned Company Intellectual Property, including prosecuting Registered Company Intellectual Property in compliance in all respects with all applicable rules, policies, and procedures of the applicable Governmental Authority (including payment of all necessary fees and filing of all necessary documents).
(e)    Employee and Contractor Assignments. Each current and former employee, officer, founder, consultant and contractor of the Company, each Person retained by the Company to perform any development (alone or with others) of any Software, product, service, or technology, and each Person who has had access to any Trade Secrets included in the Owned Company Intellectual Property, has executed and delivered to the Company a written Contract that (1) irrevocably assigns to the Company all worldwide right, title and interest in and to any Intellectual Property arising from that Person’s work for or on behalf of the Company, (2) waive any right to receive any further compensation with respect to the assignment, and (3) provide reasonable protection for the Trade Secrets of the Company, and each such written Contract is valid, enforceable and no Person subject to such written Contract is in default or breach of any term thereof.
(f)    Confidential Information. The Company has taken steps consistent with generally accepted industry standards, and in any event no less than reasonable steps, to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all information and materials not generally known to the public that are included in the Owned Company Intellectual Property or were provided or made available to any Person. The Company has not authorized the disclosure of any Trade Secret included in the Owned Company Intellectual Property, nor, to the Knowledge of the Company, has any such Trade Secret been disclosed, other than pursuant to a valid and enforceable confidentiality agreement.

(g)    Infringement by Others. To the Knowledge of the Company, no Person is infringing, misappropriating, using or disclosing without authorization, or otherwise violating any Owned Company Intellectual Property. The Company has not made any claims with respect to infringement of any Owned Company Intellectual Property against any Person, nor has the Company issued any written communication inviting any Person to take a license, authorization, covenant not to sue or the like with respect to any Owned Company Intellectual Property (other than in connection with licenses granted by the Company in the ordinary course of business).
2.9    Taxes.
(a)    “Tax” means any and all taxes, levies, imposts, duties, fees, tariffs and other charges of any kind whatsoever (together with any and all interest, penalties and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on net income, corporate, capital gains, capital acquisitions, inheritance, gift, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other like assessment or charge whatsoever, including obligations under state unclaimed property laws. “Tax Return” means any and all returns, statements, reports or forms (including information returns and reports, claims for refund, amended returns or declarations of estimated Taxes) filed or required to be filed with respect to Taxes.
(b)    Tax Returns Filed; Taxes Paid; Filing Extensions. All Tax Returns required to be filed by or with respect to the Company have been filed. Each of such Tax Returns is true, complete and correct in all material respects, and all Taxes due and payable by the Company (whether or not required to be shown on such Tax Returns) have been paid in full. Section 2.9(b) of the Disclosure Schedule indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit (if any) has been completed and indicates all Tax Returns (if any) that currently are the subject of audit or examination by any Tax Authority.
(c)    Tax Agreements or Arrangements. The Company is not obligated by Law, assumption, transferee or successor Liability, or by any written contract, agreement or other arrangement (other than any contract, agreement or other arrangement entered into in the ordinary course of business and not primarily related to Taxes), whether express or implied, to indemnify any other person (other than the Company) with respect to Taxes. The Company is not a party to or bound by any written Tax allocation, indemnification, sharing or similar agreement. The Company is not liable under Treasury regulation section 1.1502-6 (or any similar provision of the Laws of any state, local or foreign jurisdiction) for any Taxes of any person other than the Company.

(d)    Withholding Taxes. The Company has withheld and timely paid over (or set aside for payment when due) to the appropriate Tax Authority all Taxes required to have been withheld and paid over, and have complied in all material respects with all information reporting, backup withholding requirements and similar requirements of applicable Law, in connection with amounts paid, payable or owing to any employee, independent contractor, stockholder, creditor or other third party.
(e)    Liens. There are no liens for Taxes on any asset of the Company, other than Permitted Encumbrances.
(f)    Tax Nexus. No claim has been made in writing by a Tax Authority since December 31, 2017 in a jurisdiction where the Company does not file Tax Returns that the Company is required to pay Taxes or file Tax Returns in that jurisdiction.
(g)    Deficiencies and Proposed Adjustments. All written deficiencies and proposed adjustments with respect to Taxes of the Company have been resolved.
(h)    Tax Audits and Proceedings. No audits, examinations, investigations, claims, requests for information, ruling requests, or other Proceedings with respect to Taxes or Tax Returns of the Company are currently in process or threatened in writing.
(i)    Statute of Limitations. No waiver or extension of any statute of limitations with respect to Taxes or Tax Returns of the Company is currently in effect.
(j)    Section 481(a) Adjustments. The Company has not elected or agreed, or is required, to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.
(k)    Consolidated Group Membership. The Company is not a member of an affiliated group, within the meaning of section 1504(a) of the Code, filing consolidated Tax Returns and the Company is not a member of any group filing combined or unitary Tax Returns.
(l)    FIRPTA. The Company is not and has not been during the applicable period specified in section 897(c)(1)(A)(2) of the Code, a “United States real property holding corporation” within the meaning of section 897(c)(2) of the Code.
(m)    Section 355. The Company has not been a “distributing corporation” or a “controlled corporation” (in each case within the meaning of section 355(a)(1) of the Code) (1) within the two-year period ending as of the date of this Agreement or (2) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) that includes the Transactions.
(n)    Pass-Through Entities. To the Knowledge of the Company, the Company is not a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for U.S. federal income Tax purposes.

(o)    Reportable Transactions. The Company has not participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury regulations section 1.6011-4 or any other corresponding provision of state, local or foreign Laws.
(p)    Closing Agreements. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any “closing agreement” described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding Taxes) executed on or prior to the date of this Agreement.
(q)    Intercompany Transactions; Excess Loss Amounts. The Company will not be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction or excess loss account described in Treasury regulation section 1.1502-13 or 1.1502-19 (or any corresponding or similar provision of state, local, or foreign income Tax Law).
(r)    Tax Returns. The Company has made available to Buyer or its legal or accounting representative copies of all material federal, state and foreign Tax Returns for the Company filed for all periods including and after the period ended on or after January 1, 2017.
(s)    Location of Intellectual Property. All Owned Company Intellectual Property that is wholly owned by the Company is considered resident in the United States for Tax purposes.
(t)    No Boycotts. To the Knowledge of the Company, the Company has not participated in an international boycott within the meaning of section 999 of the Code.
(u)    Transfer Pricing. The Company is and has been in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company.
(v)    Tax Exemptions. The Company is in compliance in all material respects with all terms and conditions of any applicable Tax exemption, Tax holiday, or other Tax reduction agreement or order.
(w)    280G. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(x)    409A. Each Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of section 409A(d)(1) of the Code) has been maintained in compliance with section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder in both operation and documentation. The Company is not obligated to provide any Tax gross-up, indemnity or similar payment to any Person.
(y)    Unclaimed Property. To the Knowledge of the Company, the Company has no outstanding Liabilities under any unclaimed property, escheat or similar Law.
2.10    Employee Benefit Plans.
(a)    Section 2.10(a) of the Disclosure Schedule sets forth a complete and accurate list of (1) all “employee benefit plans,” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (2) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (3) all other employee benefit, employment and consulting plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, stockholders, consultants, or independent contractors of the Company, or the beneficiaries of any of them, that are sponsored, maintained or contributed to by the Company or any trade or business (whether or not incorporated) (A) under common control within the meaning of section 4001(b)(1) of ERISA with the Company or (B) which together with the Company is treated as a single employer under section 414(t) of the Code (the “Controlled Group”) or with respect to which the Company (or any member of the Controlled Group) has or may in the future have any Liability (contingent or otherwise) (all of the above being individually or collectively referred to as an “Employee Benefit Plan” or the “Employee Benefit Plans,” respectively). The Company does not have any Liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Benefit Plans. No Employee Benefit Plan is maintained (i) within a jurisdiction outside of the United States (and subject to the Laws of such jurisdiction) or (ii) for the benefit of any current or former employees, directors, officers, stockholders, consultants, or independent contractors of the Company located outside of the United States.
(b)    True and complete copies of the following materials with respect to each Employee Benefit Plan have been Made Available to Buyer, as applicable: (1) the current plan document or, in the case of an unwritten Employee Benefit Plan, a written description thereof, (2) the current determination letter or opinion letter from the Internal Revenue Service (“IRS”), (3) the current summary plan description and all summaries of material modifications thereto and the past three annual reports (Form 5500) and associated summary annual reports, (4) the current trust agreement, insurance contracts and other documents relating to the funding or payment of benefits under such Employee Benefit Plan, (5) all nondiscrimination and top-heavy testing reports for the last three plan years, all material correspondences to or from any Governmental Authority received in the last three years, and (6) any other documents, forms or other instruments reasonably requested by Buyer.

(c)    Each Employee Benefit Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in compliance with all Laws. There have been no prohibited transactions or breaches of any of the duties imposed by ERISA on “fiduciaries” (within the meaning of section 3(21) of ERISA) with respect to the Employee Benefit Plans that could result in any Liability or excise Tax under ERISA or the Code being imposed on the Company.
(d)    Each Employee Benefit Plan intended to be qualified under section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to adversely affect such determination.
(e)    Neither the Company nor any member of the Controlled Group maintains, contributes to, or has or has had an obligation to maintain or contribute (whether directly or indirectly through a leasing agreement) to a “defined benefit plan” as defined in section 3(35) of ERISA, a pension plan subject to the funding standards of section 302 of ERISA or section 412 of the Code, a “multiemployer plan” as defined in section 3(37) of ERISA or section 414(f) of the Code or a “multiple employer plan” within the meaning of section 210(a) of ERISA or section 413(c) of the Code. No Employee Benefit Plan is maintained through a human resources or benefit outsourcing entity, professional employer organization or other similar provider.
(f)    With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to section 4980B of the Code (or any similar state Law), the Company and each member of the Controlled Group have complied with the continuation coverage requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (or any similar state Law).
(g)    All contributions, transfers and payments in respect of any Employee Benefit Plan maintained in the United States or otherwise subject to the Code, other than transfers incident to an incentive stock option plan within the meaning of section 422 of the Code, have been or are fully deductible under the Code.
(h)    There is no pending or, to the Knowledge of the Company, threatened Action of any kind with respect to any Employee Benefit Plan (other than routine claims for benefits), nor, to the Knowledge of the Company, is there any Basis for one.
(i)    All (1) insurance premiums required to be paid by the Company with respect to, (2) benefits, expenses, and other amounts due and payable under, and (3) contributions, transfers, or payments required to be made to, any Employee Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.
(j)    No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (1) coverage mandated by Law or (2) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under section 401(a) of the Code.

(k)    With respect to any insurance policy providing funding for benefits under any Employee Benefit Plan, (1) there is no Liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability, nor would there be any such Liability if such insurance policy was terminated at or after the Closing Date, and (2) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar Proceeding and, to the Knowledge of the Company, no such Proceedings with respect to any such insurance company are imminent.
(l)    The Company has reserved all rights necessary to amend or terminate each of the Employee Benefit Plans without the consent of any other Person.
(m)    The Company has not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company, other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans.
(n)    No Employee Benefit Plan provides benefits to any individual who is not either a current or former employee of the Company, or the spouse, dependent, or other beneficiary of any such current or former employee.
(o)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in combination with any other event (including the termination of employment or service with Buyer or the Company following the Transactions), (1) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due under any Employee Benefit Plan, (2) increase any benefits (including severance, deferred compensation and equity benefits) otherwise payable under any Employee Benefit Plan, (3) result in the acceleration of the time of payment or vesting of any such benefits to any extent, or (4) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.
2.11    Employment Matters.
(a)    Section 2.11(a) of the Disclosure Schedule lists all agreements relating to the employment or other relationship of individuals providing services as an employee or independent contractor to the Company (collectively “Worker” or “Workers”) as of the date of this Agreement and the Company has delivered to Buyer accurate and complete copies of the same. The Company has also delivered to Buyer accurate and complete copies of all employee manuals and handbooks and policy statements relating to the employment of Workers as of the date of this Agreement.
(b)    All employees of the Company are employed on an at-will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all. No employee of the Company has been granted the right to continued employment by the Company.

(c)    The Company is not and has never been bound by or subject to (and none of the Company’s assets or properties is bound by or subject to) any express or implied Contract, collective bargaining agreement, commitment or arrangement with any labor union, works council or any similar organizations, and, to the Knowledge of the Company, no labor union, works council or any similar organizations has requested or has sought to represent any of the Workers, representatives or agents of the Company, and no campaign is being conducted to solicit cards from Workers by any labor union or labor organization. Further, there is not and have not been any and are no representation or certification Proceedings or petitions seeking a representation Proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no, nor have there been, labor union organizing activities with respect to any Workers of the Company.
(d)    There is no, nor has there been any, strike, slowdown, work stoppage, lockout, or other labor dispute or union organizing activity, or any similar activity or dispute involving the Company or, to the Knowledge of the Company, threatened. The Company has not, since the Company’s inception, received any material demand letters, civil rights charges, suits, drafts of suits, administrative or other claims from any of its Workers, except as specifically identified on Section 2.11(d) of the Disclosure Schedule. The Company has never and is not currently engaged in any unfair labor practice.
(e)    The Company is and has been at all times in material compliance with all Laws respecting employment, termination of employment, employment practices, terms and conditions of employment, wages and hours, duration of work, overtime, collective bargaining, employment discrimination, leaves of absence, immigration, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, the collection and payment of withholding and/or social security Taxes, and other employment related Taxes. In addition, each Worker is in compliance with all applicable visa and work permit requirements. No visa or work permit held by a Worker will expire during the six month period beginning on the date of this Agreement or on the Closing Date. The Company has no Liability with respect to any misclassification of: (1) any person as an independent contractor rather than as an employee, (2) any Worker leased from another employer, or (3) any Worker currently or formerly classified as exempt from overtime wages.
(f)    The Company is in material compliance with Laws respecting subcontracting and recourse to external workforce and the Company is not subject to any material claims, disputes, grievances or controversies respecting illegal work and/or illegal supplying of personnel.

(g)    Except as set forth in Section 2.11(g) of the Disclosure Schedule, no claims, disputes, grievances, or controversies arising in connection with any current or former Worker’s (or group of current or former Workers’) service relationship with the Company are pending or, to the Knowledge of the Company, threatened involving any current or former Worker or group of current or former Workers. No Proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status or any other status protected under Law) are pending or threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers’ Compensation Appeals Board, or any other Governmental Authority against the Company pertaining to any current or former Worker. The Company is not a party to any conciliation agreement, consent decree or other agreement or Order with respect to employment practices.
(h)    Section 2.11(h) of the Disclosure Schedule sets forth a complete and accurate list of all (1) employees of the Company, including (except where prohibited by Law, in which case Section 2.11(h) of the Disclosure Schedule identifies the employee by their employee number), each employee’s name, title or position, hire date, location, present annual compensation (including bonuses, commissions and deferred compensation) and (2) individuals who are currently performing services for the Company who are classified as independent contractors, including the respective compensation of each consultant or independent contractor. No Worker has given notice to the Company of such individual’s termination of service with the Company. To the Knowledge of the Company, no Worker intends to terminate his or her service with the Company. No individual has worked as both an employee and an independent contractor for the Company.
(i)    The Company is, and has been, in material compliance with the WARN Act and any Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local Government Officials, or any other Governmental Authority. No reduction in the notification period under the WARN Act has been or is being relied upon by the Company. The Company has not at any time taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or Liability under any other state or local Law in the United States or Law of any other jurisdiction that is comparable to the WARN Act. The Company has not at any time taken any action that resulted in (or will result in) the termination of employment of 50 or more employees in the United States of America during any 90-day period or to the extent the Company has done so, it has materially complied with any applicable WARN Act and any other state or federal requirements based on such terminations. Section 2.11(i) of the Disclosure Schedule sets forth a complete and accurate list of all employees terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the three full calendar months preceding the date of this Agreement.

(j)    There are no Contracts, plans or arrangements covering current or former Workers that contain any “change of control” payments, benefits, or similar arrangements, including but not limited to severance provisions, except as specifically identified on Section 2.11(j) of the Disclosure Schedule. No senior employee or key executive has given notice to the Company of termination of his Contract of employment or is under notice of dismissal (or had his employment terminated without notice), except as specifically identified on Section 2.11(j) of the Disclosure Schedule.
(k)    No current or former Worker has suffered, is suffering or may be reasonably expected to suffer from any chronic injury or illness resulting from exposure to any hazardous materials or hazardous processes used in connection with the business of the Company or present at the place of such business. The Company has not received written notice from any Governmental Authority that any current or former Worker has filed a claim for compensation or indemnity in respect of any such exposure. There are no claims pending against the Company under any workers’ compensation plan or policy, for unemployment compensation benefits or for long term disability. No person currently or previously employed or subcontracted by the Company has been involved in an accident in the course of such employment or subcontracting that would have caused any Liability other than minor injury in the service of the Company. There have been no claims (settled or unsettled) for injury or occupational health hazard against the Company by any Worker.
(l)    The Company has maintained current and complete records regarding the service of each Worker and regarding the termination of service of any former Worker.
(m)    No unsatisfied Liability has been incurred at any time by the Company for breach of employment Contracts or consulting Contracts to which the Company is a party nor has any unsatisfied Liability been incurred under Law or otherwise for severance, unemployment compensation, golden parachute compensation, bonus compensation or other compensation accruing from the termination of any employment Contracts and consulting Contracts.
(n)    Except as set forth on Section 2.11(n) of the Disclosure Schedule, to the Knowledge of the Company, no Worker is, or has been during the last three years, in violation of any term of any employment contract, non-disclosure, confidentiality agreement, or consulting agreement with the Company or non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such Worker to be employed by or provide services to the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of know-how or proprietary information of others.

(o)    All current employees of the Company who work in the United States are, and all former employees of the Company who worked in the United States whose employment terminated, voluntarily or involuntarily were legally authorized to work in the United States. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the date of this Agreement. The Company is and has been in compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.
(p)    There are no performance improvements or disciplinary actions contemplated or pending against any of the Company’s current Workers with a title of director or higher, nor does the Company have a present intention to terminate the employment or other relationship of any of its Workers.
(q)    Section 2.11(q) of the Disclosure Schedule lists each current Worker who is not fully available to perform work because of disability or other leave and also lists, with respect to each such Worker, the basis of such disability or leave and the anticipated date of return to full service.
(r)    To the Knowledge of the Company, none of the Company’s directors or officers and none of the Company’s Workers are or have been (or have been notified that they may be) (1) convicted in a criminal Proceeding or named in a pending criminal Proceeding (excluding traffic violations); (2) found by a Governmental Authority to have violated any securities, commodities, or unfair trade practices Law or (3) identified on any of the following documents: (A) the OFAC list of “Specially Designated Nationals and Blocked Persons;” (B) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List;” (C) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties” or (D) the United Nations Security Council Counter-Terrorism Committee “Consolidated List.”
(s)    All contributions required to be paid with respect to workers’ compensation arrangements of the Company have been made or accrued as a Liability in the Financial Statements.
(t)    The Company is and has been at all times materially compliant with all Data Protection Laws regarding the processing of personal data for Workers and any data subject for which the Company holds information in relation to employee benefits, employment Contract, independent contractor and consultancy Contracts.

2.12    Related Party Transactions. Except as set forth on Section 2.12 of the Disclosure Schedule, no officer or director or, to the Knowledge of the Company, any Seller (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or company in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any third party that purchases from or sells or furnishes to the Company any goods or services or (b) any interest in any Contract to which the Company is a party other than in connection with that certain Loan Agreement dated November 22, 2017, made by and among the Company, the lenders of the Company party thereto and Wilmington Trust, National Association, as Administrative Agent as amended by that certain Amendment No. 1 to the Loan Agreement dated December 22, 2017, that certain Amendment No. 2 to the Loan Agreement dated as of October 21, 2020, that certain Waiver and Amendment No. 3 to the Loan Agreement dated as of December 31, 2020 and that certain Amendment No. 4 to the Loan Agreement dated as of January 29, 2021 (the “Loan Agreement”). Ownership of no more than 1% of the outstanding voting stock of a publicly traded company will not be deemed to be an “interest in any entity” for purposes of this Section 2.12.
2.13    Insurance. Section 2.13 of the Disclosure Schedule sets forth a complete and accurate list of all policies of insurance and indemnity bonds issued at the request or for the benefit of the Company, all of which are in full force and effect. Such list includes the form of coverage, policy number and coverage dates. True and complete copies of each listed policy have been Made Available. There is no claim pending under any of such policies or bonds. The Company is in material compliance with the terms of such policies and bonds. To the Knowledge of the Company, there is no threatened termination of, or premium increase with respect to, any of such policies or bonds, nor is there any Basis for any termination or premium increase. Section 2.13 of the Disclosure Schedule sets forth a complete and accurate list of all claims filed by the Company under any such policies or bonds.
2.14    Compliance with Laws; Certain Business Practices.
(a)    Compliance With Laws. Except as set forth on Section 2.14(a) of the Disclosure Schedule, the Company is and at all times has been in material compliance with all applicable Laws and Permits. The Company is not in material violation of, and has not received, and to the Knowledge of the Company there is no Basis for, any notices of suspected, potential or actual violation with respect to, any Laws or Permits with respect to the conduct of the business of the Company, or the ownership or operation of the business of the Company. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time or both) constitute, or result directly or indirectly in, a material default under, a breach or violation of, or a failure to materially comply with, any Laws or Permits with respect to the conduct of the business of the Company or the ownership or operation of the business of the Company. The Company owns or possesses all Permits that are necessary to conduct the business of the Company as presently conducted.

(b)    Anti-Corruption Laws. Neither the Company, nor to the Knowledge of the Company, any of its directors, officers, employees, distributors, independent sales representatives, resellers, intermediaries or agents or any other Person acting on behalf of any such Person have, with respect to the business of the Company, directly or indirectly, (1) taken any action that would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other Law applicable to the conduct of business with Governmental Authorities (collectively, the “Applicable Anti-Corruption Laws”), (2) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (3) offered, paid, promised to pay or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following Persons for the purpose of influencing any act or decision of such Person in his official capacity, including such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his influence with a foreign government or in instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person: (A) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (B) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (C) any political party or official thereof; (D) any candidate for political or political party office (such recipients in clauses (A), (B), (C) and (D) of this subsection collectively, “Government Officials”); or (E) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official. The Company has established sufficient internal controls and procedures to ensure compliance with Applicable Anti-Corruption Laws and has Made Available all of such documentation. The books, records and accounts of the Company have at all times accurately and fairly reflected in all material respects, in reasonable detail, the transactions and dispositions of their respective funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of the Company relating to any illegal payment or secret or unrecorded fund, and the Company has not established or maintained a secret or unrecorded fund.
(c)    Government Grants. The Company has not applied for or received, is or will be entitled to or is or will be the beneficiary of, any grant, subsidy or financial assistance from any Governmental Authority.
(d)    Warranties and Indemnities to Third Parties. Except for the warranties and indemnities contained in those Contracts set forth in Section 2.14(d) of the Disclosure Schedule and warranties implied by Law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

(e)    Product Liability Claims. There are no pending or, to the Knowledge of the Company, threatened claims for any product liability, backcharge, additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (1) services rendered by the Company, (2) the sale, distribution, or installation of Software or other products by the Company, or (3) the operation of the business of the Company during the period through and including the Closing Date. The operation and use of the Company products for their intended purposes materially complies with all applicable Laws, including any Law applicable to the users of any Company product.
(f)    False Advertising. No (1) product, technology, service or publication of the Company, (2) material published or distributed by the Company, or (3) conduct or statement of the Company constitutes a defamatory statement or material, false advertising or otherwise violates any Law. The definition of false advertising excludes normal errors and omissions for which the Company maintains review processes for correction.
2.15    Minute Books. The minute books of the Company have been Made Available and contain a complete and accurate summary of all formal meetings of directors and Sellers for which minutes were prepared or actions by written consent thereof since its time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.
2.16    Brokers and Finders; Transaction Expenses. No Person has acted as a broker, finder or financial advisor for the Company or its Affiliates in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or similar payment in respect thereof from the Company, Buyer or any of their respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or its Affiliates. Section 2.16 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.16 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions. All Contracts with respect to Third Party Expenses have been Made Available.
2.17    Vendors.
(a)    Section 2.17(a) of the Disclosure Schedule contains a complete and accurate list of each country where the Company has sold or licensed any products or services.
(b)    Section 2.17(b) of the Disclosure Schedule contains a complete and accurate list of the top 25 vendors to the Company, on the basis of amount paid (the “Key Vendors”) measured over the 12-month period prior to the date hereof.

(c)    Since December 31, 2019, the Company has not received any written notice, letter, complaint or other communication from any Key Vendor to the effect that it (1) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company in a manner that is, or is reasonably likely to be, adverse to the Company, or (2) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company in any manner that is, or is reasonably likely to be, adverse to the Company (excluding delays in shipping, manufacturing and other logistical matters generally associated with COVID-19 which did not disproportionately affect the Company).
2.18    Material Contracts. Except for Contracts listed in Section 2.18 of the Disclosure Schedule, the Company is not a party to or bound by any material Contract (each, together with each Contract required to be disclosed on the Disclosure Schedule pursuant to any of the representations in this Article 2, a “Material Contract”), including any of the following:
(a)    any advertising, agency, original equipment manufacturer, dealer, distributors, sales representative, joint marketing, joint development or joint venture Contract;
(b)    any joint development or joint venture Contract;
(c)    any continuing Contract (which, for the avoidance of doubt, shall exclude purchase orders) for the purchase of materials, supplies, equipment or services that involves the payment by the Company of more than $50,000 over the life of the Contract;
(d)    any Contract (which, for the avoidance of doubt, shall exclude purchase orders) that expires (or may be renewed at the option of any Person other than the Company so as to expire) more than one year after the date of this Agreement and involves more than $50,000 over the life of the Contract;
(e)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money or any Company Indebtedness, or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(f)    any Contract wherein or whereby the Company has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, or another Person of the Intellectual Property of any Person other than the Company;
(g)    any Contract for any capital expenditure in excess of $10,000 individually or $25,000 in the aggregate;
(h)    any Contract in accordance with which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property and involving in the case of any such Contract more than $10,000 over the life of the Contract;

(i)    any Contract in accordance with which the Company is a lessor or lessee of any real property;
(j)    any Contract pursuant to which the Company grants, conveys or licenses to a third party any Intellectual Property;
(k)    any Contract pursuant to which the Company receives any grant, conveyance, or license from a third party to any Intellectual Property (“Inbound Licenses”);
(l)    any Contract with any Person with whom the Company does not deal at arms’ length;
(m)    any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise (whether by merger, sale of stock, sale of assets or otherwise) and any Contract providing for an earnout;
(n)    any Contract with any Governmental Authority;
(o)    any Contract under which the Company’s entering into this Agreement or the consummation of the Transactions would give rise to, or trigger the application of, any rights of any third party or any obligations of the Company;
(p)    any Contract relating to settlement of any Action;
(q)    any Contract that results in any Person holding a power of attorney from the Company;
(r)    any Contract with provisions that are binding upon or purport to be binding upon the Company’s Affiliates, including without limitation any Person who becomes an Affiliate of the Company after the date hereof or after the Closing;
(s)    any hedging, futures, options or other derivative Contract; or
(t)    any Contract with any investment banker, broker, advisor or similar Person, or any accountant, or other Person retained by the Company other than legal counsel, in connection with this Agreement and the Transactions.

(u)    A true and complete copy of each Material Contract has been Made Available. All Material Contracts are in executed written form, and the Company has materially performed all of the obligations required to be performed by it and is entitled to all benefits under, and neither the Company nor, to the Knowledge of the Company, any third party is in default of any provision in respect of, any Material Contract. Each of the Material Contracts is a valid and binding agreement of the Company and, to the Knowledge of the Company, the other parties thereto. There exists no default or event of default or event, occurrence, circumstance, condition or act by on behalf of the Company or, to the Knowledge of the Company, any counterparty, which (with or without notice or lapse of time, or both) could reasonably be expected to contravene, conflict with, or result in a violation or breach of, or give any Person the right to declare a default or exercise any remedy under, or accelerate the maturity or performance of, or to cancel, terminate, modify, or result in Buyer not enjoying all economic benefits that the Company enjoyed before the Closing and to which it is entitled post-Closing, under any Material Contract (excluding delays in shipping, manufacturing and other logistical matters generally associated with COVID-19 which did not disproportionately affect the Company).
2.19    Property.
(a)    The Company does not own and has never ever owned any real property.
(b)    Except as set forth on Section 2.19(b) of the Disclosure Schedule, the Company has good and marketable title to, or, in the case of leased properties and assets, marketable leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances other than Permitted Encumbrances, and such properties and assets have been maintained in accordance with the ordinary course of business save for normal tear and wear, except (1) as reflected in the Interim Balance Sheet, (2) liens for Taxes not yet due and payable, and (3) such imperfections of title and Encumbrances that do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The Company has Made Available to Buyer a true, correct and complete copy of each of its real property leases (including all amendments, modifications, extensions and renewals thereto), and a list of such real property leases are included on Section 2.19(b) of the Disclosure Schedule, including the lease address, term, rentable area and rent (the “Realty Leases”), and whether such Realty Leases may or will require the applicable landlord’s consent in connection with the consummation of the Transactions.
(c)    Each Realty Lease is in all material respects a valid and binding obligation of the Company and each party or parties thereto, in accordance with its terms, and is in full force and effect in all material respects, subject to terminations or expirations at the end of the stated term after the date hereof. The Company owes no brokerage commissions or finders’ fees with respect to any Realty Lease. The Company has received no written notice from any Governmental Authority with respect to the Realty Leases, occupancy or use of the Leased Real Property that might materially and adversely affect the rights of the Company in the Leased Real Property.

(d)    The real property subject of the Realty Leases (including the buildings, fixtures and improvements comprising such real property) (the “Leased Real Property”) constitutes all interests in real property currently used, occupied or held for use by the Company or necessary for the operation of the business of the Company as currently conducted. There is no Person other than the Company that occupies or has a right to occupy any Leased Real Property (other than the rights of landlords under any of the Realty Leases).
(e)    Neither the execution and delivery of this Agreement, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the provisions hereof or thereof, will constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration with respect to any Realty Lease. As of the date of this Agreement, there is no sublease, assignment, mortgage, conveyance or other Encumbrance entered into by the Company in respect of any Realty Lease.
(f)    The assets and properties owned, leased or licensed by the Company (including the Leased Real Property) are in good condition and repair in all respects (subject to normal wear and tear) and constitute all of the properties necessary to conduct its business as currently conducted. To the Knowledge of the Company, the Leased Real Property is without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections, whether pursuant to any Realty Lease or otherwise.

2.20    Privacy and Data Security.
(a)    The Company has (1) complied in all material respects with its published privacy notices, policies and internal privacy notices, policies and guidelines and all applicable Data Protection Laws and (2) taken commercially reasonable administrative, technical, and physical measures to ensure that Personal Information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. “Personal Information” means any information that relates to an identified or identifiable person or device, including, but not limited to, (A) name, address, telephone number, health information, drivers’ license number, government issued identification number, or any other data that can be used to identify, contact, or precisely locate an individual; (B) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution; or (C) Internet Protocol addresses or other persistent device identifiers. Personal Information may relate to any individual, including employees, contractors, customers, and end users. There has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained by or on behalf of the Company. No Person (including any Governmental Authority) has provided any notice, made any claim, or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained by or on behalf of the Company and, to the Knowledge of the Company, there is no reasonable basis for any such notice, claim, or Action. The (i) collection, storage, processing, transfer, sharing and destruction of Personal Information, and (ii) the execution, delivery and performance of this Agreement and the consummation of the Transactions complies (and the disclosure to Buyer and its Affiliates of such information after the Closing will comply) in all material respects with the Company’s applicable privacy notices and policies described in Section 2.20(a) of the Disclosure Schedule and with all applicable Data Protection Laws. The Company has at all times made all material disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by applicable Data Protection Laws.
(b)    With respect to transactions processed in any way (including any processing, storing or communication of transaction data, credit, and/or payment card data) by the Company on behalf of any Person prior to the Closing Date, the Company is in material compliance with Level 4 of the Payment Card Industry Data Security Standard (PCI-DSS).
2.21    IT Systems
(a)    To the Knowledge of the Company, the Software used by the Company is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses, malware or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”).

(b)    The computer, information technology and data processing systems, facilities and services used or planned to be used by the Company, including all Software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by the Company (collectively, the “Systems”), are reasonably sufficient for the existing and currently anticipated future needs of the Company. To the Knowledge of the Company, the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the Company. The Company has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants. All Systems, other than (1) “off-the-shelf” Software and (2) Software that is duly and validly licensed to the Company pursuant to an Inbound License, are owned and operated by and are under the control of the Company, and are not wholly or partly dependent on any systems, facilities or services which are not under the ownership, operation and control of the Company.
(c)    To the Knowledge of the Company, there has not been any breach of and no Person has gained unauthorized access to, engaged in unauthorized processing of, or otherwise prevented Company’s access to the Systems, and Personal Information under the custody or control of Company (a “Security Breach”). The Company has taken commercially reasonable steps to protect the Systems from malfunctions, failures or service lapses, and Security Breaches. The Company has at all times during the past two years used industry-standard controls, technologies, processes, and practices to detect, identify and remediate Security Breaches.
(d)    In the 12-month period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of the business of the Company. The Company makes back-up copies of data and information critical to the conduct of the business of the Company at least once every seven days and conducts periodic tests to ensure the effectiveness of such back-up systems. The Company has in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans, procedures and facilities.
2.22    Bank Accounts. Section 2.22 of the Disclosure Schedule sets forth a complete and accurate list showing all banks in which the Company maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto.

2.23    No Further Representations. NO SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING THE COMPANY) OR REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES EXPRESS OR IMPLIED OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 2 AND ARTICLE 3 (AS MODIFIED BY THE SCHEDULES) AND THE COMPANY AND THE SELLERS DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY, THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller represents and warrants, solely with respect to such Seller, as of the date hereof and as of the Closing Date, to Buyer as follows:
3.1    Organization and Power. Such Seller (a) is duly formed or organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization, and (b) has (or its trustee or trustees have) the power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which such Seller is a party.
3.2    Authorization; Enforceability. If such Seller is not a trust, the execution, delivery and performance by such Seller of this Agreement and the Related Agreements to which such Seller is a party have been duly authorized by all requisite corporate or comparable organizational action on the part of such Seller, and no other Proceedings or actions on the part of such Seller are necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the Related Agreements and the consummation of the Transactions. If such Seller is a trust, (a) such Seller is a trust duly created under the Laws of the jurisdiction of its formation and is being validly administered under all applicable Laws and (b) the trustee or trustees of such Seller are validly appointed as the trustee, trustees, successor trustee or successor trustees of such Seller and each of them is validly qualified and competent to act in such capacity and is lawfully so acting. This Agreement and each of the Related Agreements to which such Seller is a party have been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the effect of (1) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereafter in effect relating to the rights of creditors generally and (2) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

3.3    Non-contravention.
(a)    The execution, delivery and performance of this Agreement and the Related Agreements to which such Seller is a party and the consummation of the Transactions by such Seller do not and will not (i) if such Seller is not a natural person, conflict with, result in or constitute a violation of or default under (with or without notice, lapse of time, or both), the memorandum or articles of association or incorporation, bylaws, partnership agreement, shareholders agreement, declaration of trust or equivalent constitutional or authorizing documents of such Seller, (ii) conflict with, result in or constitute a material violation of or material default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under or require any consent, approval or waiver from any Person in accordance with the terms of, any Contract or Permit of such Seller or any Law applicable to such Seller, or (iii) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, the Shares owned beneficially or of record by such Seller or the ability of such Seller to consummate the Transactions.
(b)    No material Permit or Order of, registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to such Seller in connection with the execution, delivery and performance of this Agreement or the Related Agreements by the Sellers or the consummation of the Transactions.
3.4    Ownership of Shares. As of the date of this Agreement, such Seller is the sole registered legal and beneficial owner of the number Shares opposite such Seller’s name listed on Exhibit A. As of the Closing Date, such Seller will be the sole registered legal and beneficial owner of the Shares opposite such Seller’s name in the Distribution Schedule. Except pursuant to this Agreement, such Shares as are or will be owned by such Seller on the referenced date are not and will not be subject to any Encumbrances other than Permitted Encumbrances, and such Seller has not granted any rights to purchase, and, Seller has no obligation to transfer, assign or otherwise dispose of, such Shares to any other Person. Such Seller has the sole right to transfer the full legal and beneficial ownership of such Shares free from all Encumbrances to Buyer. Such Shares constitute all of the share capital of the Company owned, beneficially or of record, by such Seller, and except as set forth on Exhibit A (as of the date of this Agreement) or the Distribution Schedule (as of the Closing Date), such Seller has no other rights to acquire any Securities of the Company. Upon the Closing, Buyer will own such Shares free and clear of all Encumbrances other than Permitted Encumbrances and any Encumbrances incurred by Buyer.

3.5    Tax and Legal Matters. Such Seller acknowledges and agrees that such Seller had the opportunity to seek and was not prevented by Buyer, the Representative or any other Seller from seeking independent legal and Tax advice before such Seller’s execution and delivery of this Agreement and the Related Agreements to which such Seller is a party, and, if such Seller did not avail itself of that opportunity before signing this Agreement or any of the Related Agreements to which such Seller is a party, that such Seller did so voluntarily without any undue pressure and agrees that such failure to obtain independent legal or Tax advice will not be used by such Seller as a defense to the enforcement of such Seller’s obligations under this Agreement or any of the Related Agreements to which such Seller is a party. Such Seller understands that it must rely solely on its own advisors and not on any statements or representations by the other Sellers, the Representative, Buyer or any of their agents or attorneys, except for the representations and warranties of Buyer in Article 4. Such Seller understands that such Seller (and not Buyer or the Representative) will be responsible for such Seller’s legal or Tax Liability that may arise as a result of the sale of such Seller’s Shares hereunder, except to the extent of any Tax Liability arising as a result of a breach of the representations and warranties or covenants of Buyer under this Agreement.
3.6    Absence of Litigation. Such Seller is not subject to any pending or, to the knowledge of such Seller, threatened Action that would prevent or delay such Seller from (a) executing and delivering this Agreement or the Related Agreements to which such Seller is a party, or (b) performing such Seller’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which such Seller is a party.
3.7    No Brokers. No broker, finder or similar agent has been employed by or on behalf of such Seller, and no Person with which such Seller has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the Transactions.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents to the Company and the Sellers as follows:
4.1    Organization and Power. Buyer (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on Buyer.

4.2    Authorization; Enforceability. Buyer has the power and authority to execute, deliver and perform its obligations under this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions by Buyer of this Agreement and any Related Agreements to which it is a party have been duly authorized by all requisite corporate or comparable organizational action on the part of it and its stockholders, and no other Proceedings or actions on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Related Agreements and the consummation of the Transactions. This agreement and any Related Agreements to which it is a party have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties hereto and thereto, represent the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereafter in effect relating to the rights of creditors generally and (b) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.
4.3    Non-contravention.
(a)    The execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the Transactions by Buyer will not (i) conflict with, result in or constitute any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, any provision of the organizational documents of Buyer, (ii) result in the creation of an Encumbrance on, or any sale, transfer, assignment or conveyance of any rights to, any properties or assets of Buyer, (iii) conflict with, result in or constitute a material violation of or material default under (with or without notice, lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under or require consent, approval or waiver from any Person in accordance with the terms of any Contract applicable to Buyer or its assets, (iv) materially violate any Permit or Law applicable to Buyer, or (v) otherwise have an adverse effect upon the ability of Buyer to consummate the Transactions.
(b)    No material Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions.
4.4    Absence of Litigation. Buyer is not subject to any pending or, to the knowledge of Buyer, threatened Action that would prevent or delay Buyer from (a) executing and delivering this Agreement or the Related Agreements to which Buyer is a party, or (b) performing Buyer’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which such Buyer is a party.

4.5    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Initial Purchase Price and consummate the Transactions.
4.6    Solvency. Immediately after giving effect to the Transaction, Buyer and the Company shall be solvent and shall: (a) be able to pay their respective debts as they become due; (b) own property that has a present fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) not have an unreasonably small amount of capital to carry on their respective business. In connection with the Transactions, the Buyer has not incurred, and has no current plans to incur, debts beyond its ability to pay as they become absolute and matured.
4.7    No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the Transactions.
4.8    No Reliance. Except for the representations and warranties set forth in Articles 2 and 3 hereof (including, for this purpose, as augmented by the Disclosure Schedule), Buyer expressly acknowledges that it has not relied upon and shall have no claim or right to indemnification and none of the Sellers shall have or be subject to any liability to any Buyer Indemnified Party with respect to (1) any information, documents, materials or inducements (“Extra-Contractual Information”) furnished by or on behalf of the Company, the Representative, any Seller or any of their respective representatives, agents or advisors relating in any way to the Company or the Sellers (including, without limitation, Extra-Contractual Information supplied, furnished or conveyed (A) in the Data Room, (B) in connection with fulfillment of Buyer’s due diligence requests, (C) as part of any management presentations or (D) otherwise in advance of or in expectation of the transactions contemplated hereby) or (2) the accuracy or completeness of the Extra-Contractual Information so supplied, furnished or conveyed including, without limitation, information, documents or materials omitted from (A) the Data Room, (B) responses to due diligence requests, (C) management presentations or (D) otherwise.
ARTICLE 5

ADDITIONAL AGREEMENTS
5.1    Conduct of Business of the Company. From the date hereof until the earlier of the termination of this Agreement and the Closing Date:
(a)    The Company shall conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, except (1) to the extent expressly provided otherwise in this Agreement, including as an exception to the restrictions set forth in Section 5.2 or (2) as consented to by email by David Israel or Chris Riley on behalf of Buyer in response to an email request for such consent to an exception to this Section 5.1 that is addressed to David Israel at disrael@playboy.com and Chris Riley at criley@playboy.com.

(b)    The Company shall (1) pay all of its Taxes and material debts when due, except to the extent such debts or Taxes are being contested in good faith by appropriate Proceedings and for which adequate reserves according to GAAP have been established; (2) pay or perform its other material obligations when due and use its commercially reasonable efforts to pay all material accounts payable of the Company when due in the ordinary course of business; (3) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business; (4) sell products consistent with past practices as to license, service and maintenance terms and incentive programs; (5) recognize revenue consistent with past practice and policies and in accordance with GAAP; (6) pay any accrued bonuses or commissions payable after the date hereof and before the Closing in the ordinary course of business; and (7) use commercially reasonable efforts consistent with past practice to (A) preserve intact its present business organizations, (B) keep available the services of its present officers and key employees, and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses will be unimpaired in all material respects at the Closing Date;
(c)    The Company shall promptly notify Buyer of any change, occurrence or event not in the ordinary course of business of the Company, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, constitutes or would reasonably be expected to constitute a Material Adverse Effect on the Company or which causes or is reasonably likely to cause any of the conditions in Article 6 not to be satisfied, other than, in each case, any change, occurrence or event specifically contemplated herein, including as an exception to the restrictions set forth in Section 5.2; and
(d)    The Company shall ensure that each of the Contracts entered into on or after the date hereof by it will not require the procurement of any consent, waiver or novation or provide for any payment of fees or material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Transactions.
5.2    Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of Section 5.1, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall not and shall not propose to any third party to (other than proposals to Buyer for the purpose of seeking consent), do, cause or permit any of the following (except (i) as set forth on Schedule 5.2, (ii) to the extent expressly provided otherwise herein, (iii) as expressly consented to in writing by Buyer as set forth in Section 5.1 or (iv) as required by applicable Law (in which case the Company shall notify Buyer as soon as reasonably practicable)):
(a)    Amend or otherwise make any change to its organizational documents;

(b)    Declare, set aside or pay any dividends on or make any other distributions (whether in stock or property) in respect of any of its issued capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other Securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements existing at the date hereof providing for the repurchase of shares in connection with any termination of service, provided, however, that this Section 5.2(b) shall not restrict the Company from making cash dividends or cash distributions;
(c)    Enter into any Contract that if entered into before the date hereof would be required to be disclosed pursuant to Section 2.7 or a Material Contract described in Section 2.18, or violate, amend, terminate or otherwise modify or waive any of the material terms of any Material Contract, or change in any material respect the course of performance or payments thereunder, in each case, other than in the ordinary course of business;
(d)    Terminate any Contract, where such termination triggers a payment by the Company pursuant to such Contract or under applicable Law;
(e)    Issue or grant any Securities or agree to issue or grant any Securities;
(f)    Hire or engage or terminate the employment or engagement of any employees, consultants or independent contractors, other than for cause; enter into, or extend the term of, any employment or consulting or contractor Contract with any Person; or increase the compensation rates or fees of any employees, consultants or independent contractors; provided, however, that the foregoing restriction set forth in this Section 5.2(f) shall only apply to head office leaders and managers (including employees, consultants and/or independent contractors) with lead functional and operational responsibilities;
(g)    Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other loans, advances or investments in the ordinary course of business;
(h)    Transfer or license to any Person (including through a reseller agreement) any rights to any Owned Company Intellectual Property (other than non-exclusive licenses entered into in the ordinary course of business);
(i)    Abandon, cancel or allow to lapse or fail to maintain or protect any Owned Company Intellectual Property, except pursuant to the exercise of good faith business judgment by the Company;
(j)    Enter into or amend any Contract (including any original equipment manufacturing or reseller Contract) in accordance with which any third party is granted marketing, resale or distribution rights of any type or scope with respect to any Company product or Owned Company Intellectual Property;

(k)    Sell, lease, license or otherwise dispose of or create, extend, grant or issue any Encumbrance over any of its properties or assets, in each case, other than sales of inventory in the ordinary course of business;
(l)    Incur any Company Indebtedness or guarantee any indebtedness of others or issue or sell any debt securities or guarantee any debt securities of others;
(m)    Enter into any operating lease or lease, sublease or license of real property, provided, however, that the Company may, with Buyer’s prior consent which Buyer shall endeavor to provide within three days of request therefor, enter into a renewal, extension or amendment to any existing lease so long as the term of such lease is scheduled to expire within 12 months of the date hereof;
(n)    Pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $50,000 in the aggregate, any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements, including Company Indebtedness and only upon prior notice to Buyer, or otherwise in the ordinary course of business;
(o)    Make any material capital expenditures or commitments, material capital additions or material capital improvements or enter into any capital leases, in each case, other than in the ordinary course of business;
(p)    Reduce the amount of any insurance coverage provided by existing insurance policies;
(q)    Terminate or waive any right or claim of substantial value;
(r)    Enter into, amend or terminate any collective bargaining agreement, labor union contract, works council agreement or other contract with any labor organization or union;
(s)    Take any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or which would otherwise trigger notice requirements or Liability under any other state or local Law in the United States or Law of any other jurisdiction that is comparable to the WARN Act;
(t)    Adopt any new Employee Benefit Plan, or materially amend or terminate any existing Employee Benefit Plan;
(u)    Settle or commence any Action for an amount in excess of $20,000 in any one case or $100,000 in the aggregate, other than (1) for the routine collection of bills or (2) in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of its business, on the condition that the Company consults with Buyer before the filing of such Action;

(v)    Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, other than inventory in the ordinary course of business;
(w)    Make or change any material election in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(x)    Alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
(y)    Accelerate the payment by the Company of any accounts payable, or defer the payment to the Company of any accounts receivable, of the Company other than in the ordinary course of business; or
(z)    Take or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 5.2, or any action (1) which makes or would reasonably be expected to make any of the Company’s representations contained in this Agreement materially untrue or materially incorrect, (2) which prevents the Company from performing or cause the Company not to perform in any material respect one or more covenants required hereunder to be performed by it, or (3) the primary purpose of which is to delay the consummation of the Transactions.
Notwithstanding any other provision of this Section 5.2, the Company shall be permitted to amend the Loan Agreement to extend the maturity date thereunder.

In addition to and without in any way limiting the foregoing, prior to the Company taking any COVID Actions, the Company will use its commercially reasonable efforts to inform and consult with David Israel and Chris Riley on behalf of Buyer, permit Buyer to review and discuss in advance if time permits, and consider in good faith the view of Buyer in connection with, any proposed COVID Action; provided, however, that the Company will have the principal responsibility for devising and implementing the COVID Actions. The Company will use commercially reasonable efforts to keep Buyer informed of the status of all material matters relating to any COVID Action, the actions being taken by the Company with respect thereto, work cooperatively in connection with implementing any such actions. For the purposes hereof, “COVID Actions” means any material actions initially taken after the date hereof in connection with (1) events surrounding any public health emergency, epidemic, pandemic (including COVID-19) or disease outbreak, (2) reinitiating operation of all or a portion of the business of the Company to the extent shut down or slowed down in response to the events referenced in (1) of this definition, and (3) protecting the health and safety of customers, employees and other business relationships and to ensure compliance with any Law providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, health conditions (including any public health emergency, epidemic, pandemic (including COVID-19) or disease outbreak).
5.3    Access to Information.
(a)    Until the earlier of the termination of this Agreement and the Closing Date, (1) the Company shall afford Buyer and its accountants, auditors, counsel and other representatives reasonable access during normal business hours to (A) the properties, books, contracts, commitments and records of the Company and (B) all other information concerning the business, intellectual property, properties and personnel of the Company as Buyer may reasonably request, and (2) the Company shall (A) provide Buyer and its accountants, auditors, counsel and other representatives with the Company’s internal financial statements, financial information and audit working papers for fiscal years 2018, 2019, and 2020 promptly upon request, (B) promptly respond to financial information requests reasonably posed by Buyer or its accountants, auditors, counsel or other representatives, and (C) promptly prepare any additional financial information reasonably requested by Buyer or its accountants, auditors, counsel or other representatives. At or before Closing, the Company shall deliver a copy of all documents in the electronically accessible data room provided in connection with the Transactions (the “Data Room”) to Buyer on a USB flash drive or a similar electronic delivery. The Company shall not remove any of the documents from the electronically accessible data room provided in connection with the Transactions (other than to correct any errors or update information set forth therein).

(b)    Until the earlier of the termination of this Agreement and the Closing Date, the Company shall cause its officers, counsel or other representatives to promptly confer from time to time as reasonably requested by Buyer in writing with one or more representatives of Buyer during ordinary business hours to discuss, any material changes or developments in the operational matters of the Company and the general status of the ongoing business and operations of the Company. To the extent Buyer reasonably requests in writing further information or investigation of the basis of any potential violations of Law, including Laws related to export control and Applicable Anti-Corruption Laws, the Company shall reasonably cooperate with such request and shall make available any personnel or experts engaged by the Company necessary to accommodate such request.
(c)    No information or knowledge obtained in any investigation in accordance with this Section 5.3 will, or will be deemed to (1) limit, modify or otherwise affect any representation contained herein or in the Related Agreements or any party’s rights hereunder or (2) cure, or operate as a waiver of, any inaccuracy in or breach of any representation, including for purposes of determining whether or not the conditions to the obligations of the parties to this Agreement have been satisfied.
(d)    The Company shall (1) notify Buyer in writing promptly after learning of any Action by any Person initiated by or against the Company, or known by the Company to be threatened against the Company, or any of its respective directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”); (2) notify Buyer of ongoing material developments in any New Litigation Claim and any Action that was existing prior to the date hereof and (3) consult in good faith with Buyer regarding the conduct of the defense of any New Litigation Claim and any Action that was existing prior to the date hereof.
5.4    Confidentiality. The parties acknowledge that Buyer and the Company executed a non-disclosure agreement dated May 14, 2020 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Notwithstanding anything to the contrary in this Agreement or in any of the other Related Agreements following the Closing (a) all confidential information of the Company as of the date of the Closing will constitute confidential information of Buyer (and not the Sellers), irrespective of whether such confidential information was identified or otherwise designated as “confidential”; (b) Buyer will have no obligations whatsoever under the Confidentiality Agreement with respect to such confidential information of the Company; and (c) with respect to such confidential information of the Company, the Representative and each Seller will hold, and will take reasonable measures to cause their respective stockholders, officers, counsel, advisors, employees and any other representatives to hold, such confidential information in confidence, in accordance with the Confidentiality Agreement as if they were a party to the Confidentiality Agreement.

5.5    Public Announcements. Neither the Company, the Sellers, nor any of their respective officers, counsel, advisors, employees or any of their other representatives will issue or cause the publication of any press release or other disclosure with respect to this Agreement or the Transactions without prior written approval of Buyer, except in connection with any reporting by any Seller to its limited partners, owners and investors and except as required by applicable Law, including to the extent disclosure is required by the Sellers to their respective Tax, legal or financial advisors for purposes of complying with such Seller’s Tax obligations or other reporting obligations under Law arising out of the Transactions. Buyer shall consult with the Representative with respect to any press release or other disclosure issued or made before the Closing with respect to this Agreement or the Transactions, however any such press release or disclosure will be made by Buyer in its sole discretion; provided, however, that any such press release or disclosure may not include any Seller’s name without such Seller’s prior written consent.
5.6    Consents; Cooperation. Buyer, Sellers and the Company each shall use commercially reasonable efforts to (1) comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the Transactions and (2) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Transactions. Promptly following the date hereof, Buyer, Sellers and the Company shall consult with one another to determine (A) which of the consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Person, required to be obtained or made in connection with the Transactions should be sought prior to Closing and (B) which notices required to be provided to any Person in connection with the Transactions should be sent prior to Closing. After such determination, Buyer, Sellers and the Company shall each use commercially reasonable efforts to obtain or make any consents, approvals, Orders or authorizations of, or registrations, declarations or filings that the parties have agreed should be sought prior to Closing and send any notices that the parties have agreed should be sent prior to Closing. The Company shall provide to Buyer evidence, reasonably satisfactory to Buyer, of any such consents, approvals, Orders or authorizations of, or any registrations, declarations or filings that are obtained or made.
5.7    No Solicitation. From the date of this Agreement until the earlier of (i) the Closing and (ii) the date on which this Agreement is terminated pursuant to Article 7, neither the Company nor any Seller shall, directly or indirectly, through any officer, director, attorney, financial advisor, accountant or other representative, agent or Affiliate, (a) solicit, initiate, authorize, facilitate, undertake, encourage or participate in any discussions that, directly or indirectly, relate to any potential Acquisition Proposal, (b) continue or engage in negotiations or discussions concerning, or provide any information or data to any Person relating to, any Acquisition Proposal, or (c) agree to, approve, recommend or consummate any Acquisition Proposal.

5.8    Notification. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1, (a) the Company shall use its commercially reasonable efforts to notify Buyer promptly after becoming aware of any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or that is required to be disclosed in order that such schedule be complete and correct, (b) the Company shall use its commercially reasonable efforts to notify Buyer promptly of the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (1) any representation made by the Company in this Agreement to be untrue or inaccurate in any material respect, (2) any condition to Buyer’s obligations set forth herein to be unsatisfied, or (3) any material failure of the Company, any Affiliate of the Company or any of their respective representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No provision of, and no information provided under, this Section 5.8 will, or will be deemed to (i) limit, modify or otherwise affect any representation contained herein or any party’s rights hereunder or (ii) cure, or operate as a waiver of, any inaccuracy in or breach of any representation, including for purposes of determining whether or not the conditions to the obligations of the parties to this Agreement have been satisfied.
5.9    Expenses. If the Transactions are not consummated, each party will be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the Transactions are consummated, all fees and expenses incurred by or on behalf of the Company in connection with the Transactions which are unpaid will reduce the Initial Purchase Price pursuant to Section 1.3(a), including:
(a)    all legal, accounting, financial advisory, consulting, finders’ and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions;
(b)    any severance, bonus or similar change-in-control payments to employees, consultants or other service providers payable by the Company triggered in whole or in part prior to or as a result of the Transactions and the Company’s share of the payroll and employment-related Taxes due in respect thereof;
(c)    50% of the cost of the directors’ and officers’ liability insurance “run-off policy” referenced in Section 5.13(b);
(d)    50% of the cost of the R&W Insurance Policy, including the total premium and all of the underwriting costs, brokerage commissions, Taxes related to such policy and other fees and expenses of the underwriter(s) of such policy; and

(e)    any payments in connection with any change in control obligations, acceleration payments, or any payment or consideration arising under any consents, modifications, waivers or approvals of any party under any Contract in connection with the Transactions for any such Contract to remain in full force and effect following the Closing or resulting from agreed upon modifications or early termination of such Contract (collectively with the fees, expenses and payments described in clauses (a) to (d) above, the “Third Party Expenses”).
For the avoidance of doubt and notwithstanding anything else contained herein, in no event shall Sellers be responsible for the amount of the Specified Estimated Third Party Expenses plus any applicable portion of Transfer Taxes otherwise owed by Sellers pursuant to Section 5.11(d) exceeding $300,000 and such excess shall be paid by Buyer or, after the Closing, the Company.
5.10    Termination of Financing Statements and Credit Agreements. The Company shall cause (a) Form UCC-3 financing statement amendments to be filed terminating any Form UCC-1 financing statements filed to perfect security interests in assets of the Company that have not yet expired other than Permitted Encumbrances, including those set forth on Schedule 5.10 and (b) all Encumbrances other than Permitted Encumbrances on assets of the Company to be released prior to or simultaneously with the Closing.
5.11    Tax Matters.
(a)    FIRPTA Compliance. Representative shall, at or not more than 30 days prior to Closing, deliver or cause to be delivered to Buyer a statement of the Company that the Shares do not constitute a real property interest, dated as of the Closing Date, in compliance with Treasury Regulations Section 1.897-2(h)(1), and shall cause the Company to provide a notice to the Internal Revenue Service in accordance with Treasury Regulations Section 1.897-2(h)(2).
(b)    Termination of Tax Sharing Agreements. All Tax sharing, allocation, indemnity or similar agreements with respect to or involving the Company will be terminated as of the Closing Date.
(c)    Termination of Powers of Attorney. Any power of attorney with respect to Taxes or Tax Returns of the Company will be terminated as of the Closing Date.
(d)    Transfer Taxes. Subject to Section 5.9, the Sellers and Buyer, respectively, shall be liable for and shall pay when due, 50% of any transfer, gains, documentary, sales, use, registration, stamp, value-added or other similar Taxes which may be payable by reason of the Transactions (the “Transfer Taxes”). Buyer shall prepare and with Sellers’ cooperation and timely authorization (if required by applicable Law) shall timely file all necessary Tax Returns related to Transfer Taxes. The parties hereto shall cooperate in good faith to provide such information and documentation as will minimize or reduce any Transfer Taxes payable in connection with the Transactions.

(e)    Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared, at Buyer’s expense, and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. Buyer shall pay all Taxes shown as due on such Tax Returns. Upon reasonable request by the Representative, Buyer shall permit the Representative to review and comment on each such Tax Return prior to filing and shall consider in good faith such revisions as are reasonably requested by Representative.
(f)    Refunds and Tax Benefits. Any income Tax refunds that are received by Buyer or the Company, and any amounts credited against an income Tax liability to which Buyer or the Company becomes entitled, that relate to periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, (excluding any refund or credit attributable to any loss in a tax year (or portion thereof) beginning after the Closing Date applied (e.g., as a carryback) to income in a tax year (or portion thereof) ending on or before the Closing Date), and Buyer shall pay over to Sellers any such refund or the amount of any such credit (net of any Taxes of Buyer or the Company attributable to such refund or credit) as soon as reasonably practicable after receipt, provided, however, Buyer shall not be required to pay over to Sellers any such refund or the amount of any such credit up to the amount of any Tax asset set forth on the face of the Financial Statements or taken into account in the determination of the Initial Purchase Price.
(g)    Cooperation on Tax Matters. Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party hereto, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) reasonable access to records and information that are reasonably relevant to any such audit, litigation or other proceeding. Buyer, the Company and Sellers shall reasonably cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such documents as are reasonably necessary to carry out the intent of this Section 5.11.
5.12    Termination of Contracts. The Company shall cause the Contracts listed in Schedule 5.12 to be terminated and be of no further effect as of the Closing Date.
5.13    Indemnification of Covered Persons.
(a)    Buyer agrees that all rights to indemnification for acts or omissions occurring on or prior to the Closing existing as of the date of this Agreement in favor of the current or former directors, officers or other employees of the Company currently indemnified by the Company (collectively, the “Covered Persons”) as provided by statute or in their respective certificates of incorporation or bylaws (or similar organizational documents) or the indemnity agreements listed on Schedule 5.13 will survive the Transactions and will continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing, and Buyer shall honor the foregoing indemnification obligations of the Company for acts or omissions by such Covered Persons occurring on or prior to the Closing.

(b)    At the Closing, the Company shall purchase a prepaid directors’ and officers’ liability insurance “run-off policy” with a claims period of six years from the Closing Date, and on terms and conditions no less favorable to the Covered Persons than those in effect under the Company’s existing directors’ and officers’ liability insurance policy in effect on the date hereof, for the benefit of the Covered Persons with respect to their acts and omissions as directors, officers and employees of the Company occurring prior to the Closing. Subject to Section 5.9, Sellers and Buyer, respectively shall be liable for and shall pay when due, 50% of the cost of such directors’ and officers’ liability insurance “run-off policy.”
(c)    The provisions of this Section 5.13 are (1) intended to be for the benefit of, and will be enforceable by, each Covered Person, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons will be third party beneficiaries of this Section 5.13, and (2) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(d)    The obligations of Buyer pursuant to this Section 5.13 (1) will be subject to any limitations imposed by section 145 of the DGCL or otherwise by applicable Law and (2) do not require Buyer to advance expenses to an individual in respect of any good faith claim by an indemnitee regarding Fraud by such individual relating to this Agreement or any Related Agreement.
5.14    Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts, and shall cooperate with each other parties hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article 6.
5.15    Representative.
(a)    Subject to the terms set forth herein and effective as of the Closing, Albert Altro is hereby constituted and appointed as the Representative and as agent and true and lawful attorney-in-fact for the Sellers, and the Representative hereby accepts such appointment. Each Seller, by virtue of its adoption of this Agreement and approval of the Transactions, will be deemed to have appointed and constituted the Representative as its agent and true and lawful attorney-in-fact with the powers and authority and discretion as set forth in this Agreement. The Representative will have full power and authority to represent the Sellers and their respective successors with respect to all matters arising under this Agreement and the Escrow Agreement, with full powers of substitution, and all actions taken by the Representative hereunder and thereunder authorized by the Sellers (or if applicable, their respective heirs, legal representatives, successors and permitted assigns) who held a majority of the voting power represented by the Shares issued and outstanding immediately prior to the Closing (the “Majority Holders”) will be binding upon the Sellers and their respective executors, heirs, legal representatives and successors as if expressly confirmed and ratified in writing by each of them, and no Seller will have the right to object, dissent, protest or otherwise contest the same. In furtherance of the foregoing and without limitation of the foregoing, the Representative will be the exclusive agent for and on behalf of the Sellers to (1) enter into the Escrow Agreement; (2) give and receive notices and communications to or from Buyer (on behalf of itself or any other Sellers) or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the other documents contemplated by the Transactions; (3) authorize deliveries to Buyer of cash or other property from the Working Capital Fund upon written authorization by the Majority Holders; (4) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance unless otherwise specifically set forth in this Section 5.15(a); (5) subject to Section 7.3 and upon written authorization by the Majority Holders, execute for and on behalf of each Sellers any amendment to this Agreement, the Escrow Agreement or any exhibit, annex or schedule hereto or thereto (including for the purpose of amending addresses or sharing percentages) and (6) upon written authorization by the Majority Holders, enter into any waiver or extension pursuant to Section 7.4. The Representative will be the sole and exclusive means of asserting or addressing any of the above on behalf of the Sellers, and no Seller will have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Representative. This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any Seller or by operation of Law, whether by the death or incapacity of any Seller or the occurrence of any other event, and any action taken by the Representative will be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any Seller or the Representative will have received any notice thereof. Each Seller hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Representative taken in good faith under the Escrow Agreement or pursuant to the authority granted in this Agreement. Notwithstanding the power of attorney granted in this Section 5.15, no agreement, instrument, acknowledgement or other act or document will be ineffective solely by reason of the Sellers having signed such agreement, instrument, acknowledgement or other act or document directly. Any action taken by the Representative pursuant to the authority granted in this Agreement will be effective and absolutely binding on the Sellers notwithstanding any contrary action of, or direction from, any such Seller, except in the case of fraud by the Representative. Notwithstanding anything else contained herein, Representative may not take any action that would materially and adversely impact any Seller without such Seller’s prior written consent.
(b)    In the event that the Representative becomes unable to perform his responsibilities hereunder or resigns from such position, the Majority Holders shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement.

(c)    All expenses, if any, incurred by the Representative in connection with the performance of his duties as the Representative (the “Representative Expenses”) in excess of the Representative Fund will be borne and paid by the Sellers in accordance with their Pro Rata Share of Company Common Stock as of immediately prior to the Closing. No bond will be required of the Representative. The Representative will also be entitled to advances against Representative Expenses from the Representative Fund, in the judgment and discretion of the Representative, acting reasonably. Representative Expenses will be paid first using amounts on deposit in the Representative Fund, and second directly by the Sellers promptly against presentation of an invoice by the Representative. The Representative is hereby authorized to withdraw all or any portion of the Representative Fund to pay for any Representative Expenses. Notices or communications to or from the Representative will constitute notice to or from each of the Sellers.
(d)    The Representative will not be liable to any Seller for any act done or omitted hereunder as the Representative while acting in good faith and any act done or omitted in accordance with the advice of counsel or other expert will be conclusive evidence of such good faith. In the performance of its duties hereunder, the Representative will be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by the Sellers or by Buyer or the Escrow Agent. The Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. The Sellers will jointly and severally indemnify the Representative and hold the Representative harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder.
(e)    By its signature to this Agreement, the initial Representative hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as the Representative and to discharge the duties and responsibilities of the Representative pursuant to the terms of this Agreement.
5.16    Actions of the Representative. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative’s authority under Section 5.15 will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Sellers and will be final, binding and conclusive upon each such Seller. Each of Buyer, its Affiliates and the Escrow Agent will be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. Each of Buyer, its Affiliates and the Escrow Agent are unconditionally and irrevocably relieved from any Liability to any person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Representative.

5.17    R&W Insurance Policy. Buyer and the Company acknowledge that, as an inducement to the Company to enter into this Agreement, prior to or at Closing, Buyer shall obtain the R&W Insurance Policy, which will include a waiver of the insurer’s rights of subrogation against the Sellers, except in the case of any action or claim based on Fraud. From and after the date of this Agreement, Buyer and its Affiliates shall not amend, repeal, waive, modify, terminate or otherwise revise the waiver of subrogation provision in the R&W Insurance Policy in any manner adverse to the Sellers without the prior written consent of the Sellers. The Company will reasonably cooperate with Buyer’s efforts to obtain and bind the R&W Insurance Policy, including by making available due diligence materials reasonably requested by Buyer or its Representatives. All premiums, fees, costs, expenses and other amounts required to be paid for the issuance of the R&W Insurance Policy will be borne equally by Buyer and the Company.
5.18    Books and Records. Buyer and the Company shall retain all books and records of the Company until the three year anniversary of the date hereof (or such longer period required by applicable Law) in a manner reasonably consistent with the prior practices of the Company, and, upon reasonable notice, afford the Sellers and their representatives reasonable access, during normal business hours, to such books and records.
5.19    Certain Payments. After the Closing, in the event Buyer or the Company receive insurance proceeds in connection with the fire that occurred at the Company’s location in Tarzana, California on December 6, 2020 (the “Tarzana Fire”), or refunds in connection with the cancellation of the Company’s existing directors’ and officers’ liability insurance policy in effect on the date hereof, (a) the insurance proceeds from the Tarzana Fire shall be allocated among inventory, on the one hand, and fixtures, furniture, and equipment, on the other hand, on a pro rata basis, based on the book value of inventory and fixtures, furniture, and equipment, and (b) Buyer or the Company (as applicable) shall, within five (5) Business Days after receipt thereof, remit to an account designated in writing by the Representative for further distribution to the Sellers (i) any portion of such Tarzana Fire insurance proceeds allocated to inventory in accordance with subsection (a) hereof plus the margin (if recovered from the insurer) associated with the amount of inventory that would have been sold prior to the Closing (as reasonably determined by Representative and Buyer) and (ii) such refunds in connection with the cancellation of the Company’s existing directors’ and officers’ liability insurance policy in effect on the date hereof.
5.20    Available Cash at Closing. Seller will take all necessary actions so that the total amount of cash remaining in the Company’s bank accounts set forth on Section 2.22 of the Disclosure Schedule as of the Closing (and following payment of the PPP Loan and all Third Party Expenses) is equal to $1,800,000. For the avoidance of doubt, such cash shall be included in the calculation of Closing Cash and Estimated Cash hereunder.

ARTICLE 6

CONDITIONS TO CLOSING
6.1    Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Transactions are subject to the satisfaction of each of the following conditions:
(a)    No Injunctions or Restraints; Illegality. No Order or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, pending or threatened, and no Action will have been brought by a Governmental Authority seeking any of the foregoing. No action taken by any Governmental Authority, and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.
(b)    Governmental Approvals. Except with respect to the PPP Loan, Buyer and the Company will have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Transactions.
(c)    R&W Insurance Policy. The R&W Insurance Policy shall have been conditionally bound by the insurer thereunder and be in full force and effect, subject to timely satisfaction of any conditions prior to, at or following Closing, as set forth herein.
6.2    Additional Conditions to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the Transactions are subject to the satisfaction of each of the following conditions:
(a)    Representations and Covenants of Buyer. Each of the representations made by Buyer in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations made by Buyer in this Agreement will be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as if made on that date (except for representations that expressly speak as of a specified date or time, which need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time). Buyer will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or before the Closing.
(b)    Receipt of Closing Deliveries. Buyer will have delivered or caused to be delivered to the Company or the Representative, as applicable, each of the agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit C, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.
6.3    Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the satisfaction of each of the following conditions:

(a)    Representations and Covenants of the Sellers and the Company. Each of the representations (except for Fundamental Representations) made by the Company and each Seller in this Agreement will be true and correct as of the date of this Agreement and as of the Closing Date as if made on that date (except for representations that expressly speak as of a specified date or time, which need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time), except where the failure of any such representations and warranties to be so true and correct has not had a Material Adverse Effect. Each of the Fundamental Representations made by the Company and each Seller shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on that date (except for Fundamental Representations that expressly speak as of a specified date or time, which need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time); provided, however, that such materiality qualifier will not apply to the Fundamental Representation provided in Section 2.2, which shall be true and correct in all respects. The Company and the Sellers will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or before the Closing.
(b)    Receipt of Closing Deliveries. The Company or the Representative, as applicable, will have delivered or caused to be delivered to Buyer each of the other agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit C, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.
(c)    No Material Adverse Effect. There will not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company since the date of this Agreement.
(d)    No Company Indebtedness. All amounts owed to any holder of Company Indebtedness set forth on Section 2.4(b) of the Disclosure Schedule will be paid in full in connection with the Closing and the Company has obtained a release of all Encumbrances other than Permitted Encumbrances associated with such indebtedness and the termination of all other obligations associated therewith upon the payment of such outstanding amounts.
(e)    Cook Employment Agreement. As of the Closing Date, the Cook Employment Agreement executed and delivered concurrently with the execution of this Agreement will be in full force and effect, other than as the result of any material breach by Buyer or termination by Buyer of the Cook Employment Agreement.
(f)    Lease Consents. Evidence, reasonably acceptable to Buyer, of the written consent to assignment in connection with the Transactions with respect to a sufficient number of Realty Leases set forth on Schedule 6.3(f) such that the percentage of total revenue of the Company generated from the stores under such Realty Leases for which written consent to assignment is obtained plus the revenue generated from stores under Realty Leases for which written consent to assignment is not required is equal to or greater than 65% (based on the revenue amounts set forth on Schedule 6.3(f).

(g)    Cash Available at Closing. Evidence, reasonably satisfactory to Buyer, that the condition set forth in Section 5.20 has been satisfied.
6.4    Frustration of Closing Conditions. No party hereto may rely on or assert the failure of any condition set forth in this Article 6, as the case may be, if such failure results from or was caused by such party’s failure to comply with any provision of this Agreement.
ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER
7.1    Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to Closing:
(a)    by the mutual written consent of Buyer and the Representative;
(b)    by either Buyer or the Representative, if the Closing will not have occurred on or before March 31, 2021 (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose action or failure to act, or whose Affiliate’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date, and such action or failure to act constitutes breach of this Agreement;
(c)    by either Buyer or the Representative, if (1) there is a final non-appealable Order in effect preventing consummation of the Transactions or (2) there is any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Authority that would make consummation of the Transactions illegal;
(d)    by Buyer, if any of the Sellers or the Company has breached any representation or covenant contained herein and (1) such breach has not been cured within ten days after Buyer’s notice of such breach (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (except that the termination right under this Section 7.1(d) will not be available to Buyer if Buyer is at that time in material breach of this Agreement); or
(e)    by the Representative, if Buyer has breached any representation or covenant contained herein and (1) such breach has not been cured within ten days after the Representative’s notice of such breach (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied (except that the right to terminate this Agreement under this Section 7.1(e) will not be available to the Representative if the Company or the Sellers are at that time in material breach of this Agreement).

Any party desiring to terminate this Agreement pursuant to Section 7.1(b) through (e) must give notice of such termination to the other party describing in reasonable detail the basis for such termination.
7.2    Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, this Agreement will forthwith become void and there will be no Liability or obligation on the part of Buyer, the Sellers or the Company or their respective officers, directors, stockholders or Affiliates, except that each party hereto will remain liable for any breaches of this Agreement that occurred prior to its termination, and, provided further, that Section 5.4 (Confidentiality), Section 5.5 (Public Announcements), Section 5.9 (Expenses), Section 7.2 (Effect of Termination) and Article 9 (General Provisions) will remain in full force and effect and survive any termination of this Agreement.
7.3    Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the Representative and Buyer. At any time, the Representative or Buyer may: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Representative, on behalf of the Sellers if the Sellers are making the extension or waiver, or Buyer, if Buyer is making the extension or waiver. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
7.4    Extension; Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Representative (on behalf of the Sellers) and Buyer may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations made to Buyer (in the case of a waiver by Buyer) or made to the Company (in the case of a waiver by the Representative) herein or in any document delivered pursuant hereto and (3) waive compliance with any of the agreements or conditions for the benefit of Buyer (in the case of a waiver by Buyer) or made to the Company (in the case of a waiver by the Representative). Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 8

INDEMNIFICATION
8.1    Survival. None of the representations and warranties set forth in Article 2 or Article 3 of this Agreement or in any instrument delivered pursuant to this Agreement (other than the Fundamental Representations to the extent set forth below) shall survive the Closing and the covenants and agreements of the parties hereto to the extent they, by their terms, contemplate or provide for performance at or prior to the Closing, in each case contained in this Agreement or any Related Agreement, shall not survive the Closing; provided, however, (a) the right to assert a claim with respect to any breach or inaccuracy of the representations and warranties contained in the Fundamental Representations shall survive until the one-year anniversary of the Closing Date, (b) the right to assert a claim with respect to any breach or inaccuracy of the representations and warranties contained in Article 4 shall survive until the one year anniversary of the Closing Date, and (c) the right to assert a claim with respect to any breach of, or failure to perform, any of the covenants and agreements of the parties made in this Agreement to be performed, in full or in part, after the Closing shall survive the Closing until 60 days following the expiration of all applicable statutes of limitations applicable to any claim for Losses with respect to such covenants or agreements. Notwithstanding the foregoing, the right to bring a claim for indemnity for the breach or inaccuracy of, or failure to perform, any Fundamental Representation, representation or warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which its survival would otherwise terminate pursuant to this Section 8.1, if written notice of the inaccuracy or breach, or failure to perform, thereof giving rise to such right to seek indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Notwithstanding anything herein to the contrary, nothing in this Article 8 shall limit Buyer’s (or any of its Affiliates’) ability to make a claim under the R&W Insurance Policy, it being understood that the R&W Insurance Policy shall be the sole recourse of Buyer for any claims against any Seller under this Agreement for a breach of the representations and warranties set forth in Article 2 or Article 3 of this Agreement other than any claim with respect to a breach of a Fundamental Representation.
8.2    Indemnification by the Sellers. Subject to the terms and conditions of this Article 8, from and after the Closing, each Seller, severally and not jointly (in accordance with each Seller’s Pro Rata Share), agrees to indemnify, defend and hold harmless the Buyer, its Affiliates (including the Company after the Closing) and their respective holders of Securities, directors, managers, officers, employees, agents and representatives and their respective successors and assigns (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all damages, Liabilities, claims, Proceedings, losses, costs, expenses (including reasonable fees and expenses of attorneys, accountants and other experts, and reasonable costs of investigation and defense of Third Party Claims), payments, settlements, awards, levies, injuries, interest, fines and penalties and Taxes, whether or not involving a Third Party Claim, in each case, solely to the extent awarded to a prevailing party by a court of competent jurisdiction (individually and collectively, “Losses”) which any Buyer Indemnified Party suffers, sustains, incurs or becomes subject to, arising out of, relating to or otherwise by virtue of, directly or indirectly:

(a)    any inaccuracy in, or breach of, any of the Fundamental Representations of the Company or such Seller, as if such Fundamental Representation was made on and as of the date hereof and on and as of the Closing Date (except to the extent expressly relating to a specific date, the inaccuracy in or breach of which will be determined with reference to such date);
(b)    any breach of, or the failure of such Seller to perform or comply with any of its covenants or obligations contained in this Agreement, any Related Agreement or any certificate or instrument delivered pursuant to this Agreement;
(c)    any breach of, or the failure of the Representative to perform or comply with any of the Representative’s covenants or obligations contained in this Agreement, any Related Agreement or any certificate or instrument delivered pursuant to this Agreement;
(d)    any Company Indebtedness outstanding immediately prior to the Closing that is not paid at the Closing or taken into account in connection with a purchase price adjustment in accordance with Section 1.4;
(e)    any inaccuracy contained in the Distribution Schedule; or
(f)    the matters described on Schedule 8.2(f).
For all purposes of this Section 8.2 including in the determination of breach and calculation of the amount of Losses arising out of, relating to or resulting from a breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of a representation or warranty, contained in or pursuant to this Agreement, the parties agree that all materiality qualifiers will be disregarded and each such representation or warranty will be read and interpreted without regard to any materiality qualifier; provided, however, such qualification shall not be read out of any reference to the defined terms “Material Contract” and “Material Adverse Effect.”
8.3    Indemnification by Buyer. Subject to the terms and conditions of this Article 8, from and after the Closing, the Buyer agrees to indemnify, defend and hold harmless the Sellers, their respective Affiliates (excluding the Company) and their respective directors, managers, officers, employees, agents and representatives and their respective successors and assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse to the Seller Indemnified Parties for, any and all Losses which any Seller Indemnified Party suffers, sustains, incurs or becomes subject to arising out of, relating to or otherwise by virtue of, directly or indirectly:
(a)    any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement, any Related Agreement or any certificate or instrument delivered by the Buyer pursuant to this Agreement, as if such representation and warranty was made on and as of the date hereof and on and as of the Closing Date (except to the extent expressly relating to a specific date, the inaccuracy in or breach of which will be determined with reference to such date); or

(b)    any breach of, or the failure of the Buyer to perform or comply with any of its covenants or obligations contained in this Agreement, any Related Agreement or any certificate or instrument delivered pursuant to this Agreement.
For all purposes of this Section 8.3, including in the determination of breach and calculation of the amount of Losses arising out of, relating to or resulting from a breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of a representation or warranty contained in or pursuant to this Agreement, the parties hereto agree that all materiality qualifiers will be disregarded and each such representation or warranty will be read and interpreted without regard to any materiality qualifier; provided, however, such qualification shall not be read out of any reference to the defined term “Material Adverse Effect”.
8.4    Claims for Indemnification.

(a)    At any time that a Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) has or claims to have incurred Losses with respect to which the Sellers or the Buyer (each, an “Indemnifying Party”) is or may be required to provide indemnification under this Agreement (a “Liability Claim”), the Buyer, on behalf of such Buyer Indemnified Party, or the Representative, on behalf of such Seller Indemnified Party, shall deliver one or more written notices of such Liability Claim (each, a “Claims Notice”) to the Indemnifying Party. Such Claims Notice shall be delivered to the Buyer (in the event of a claim for Losses against the Buyer), and shall be delivered to the Representative (on behalf of the Sellers, in the event of a claim for Losses against the Sellers), in each case, together with a copy of any related correspondence or documentation. A Claims Notice will describe the Liability Claim to which it relates in reasonable detail, indicate the amount (estimated, if necessary and to the extent reasonably feasible) of such Liability Claim that has been paid, suffered, sustained or accrued by the Indemnified Party (the “Claim Amount”) and provide account information for the Indemnified Party for purposes of receiving payments pursuant to this Article 8. To the extent that the Claim Amount is not determinable as of the date of delivery of a Claims Notice, the Buyer, on behalf of such Buyer Indemnified Party, or the Sellers’ Representative, on behalf of such Seller Indemnified Party, may deliver a Claims Notice stating the maximum amount that the Indemnified Party in good faith estimates or anticipates that the Indemnified Party may pay or suffer with respect to the Liability Claim; provided, however, that the provision of an estimated or anticipated amount of Losses will not limit the Losses recoverable or recovered by an Indemnified Party. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.4 will not affect the rights or obligations of any Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was directly and materially damaged as a result of such failure to give timely, complete or accurate notice. The Buyer is the sole and exclusive Person authorized to act for and bring a Liability Claim on behalf of the Buyer Indemnified Parties and the Representative is the sole and exclusive Person authorized to act for and bring a Liability Claim on behalf of any or all Sellers. In addition, the Sellers’ Representative is the sole and exclusive Person authorized to act for and defend against Liability Claims (including any such claims related to Third Party Claims, as described below) brought by a Buyer Indemnified Party against the Sellers as an Indemnifying Party and, in such instances, for the purposes of Section 8.4 and Section 8.5, the Indemnifying Party shall refer to the Representative.

(b)    The Indemnifying Party may object to all or any portion of a Liability Claim set forth in a Claims Notice by delivering written notice to the Indemnified Party (an “Objection Notice”) by 5:00 p.m., Eastern Time, on the date that is the 10th Business Day after delivery of the Claims Notice (the “Objection Dispute Deadline”). Such Objection Notice shall describe the grounds for such objection in reasonable detail and set forth the portion of the Claim Amount being disputed or specify that the entire Claim Amount is being disputed. If an Objection Notice is not delivered by an Indemnifying Party to the Indemnified Party prior to the Objection Dispute Deadline, such failure to so object will be a final, binding and irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to be indemnified, defended and held harmless and reimbursed for the Losses set forth in the Claims Notice, in accordance with and subject to the provisions of, this Article 8, and the Indemnified Party shall be entitled to payment in the manner specified in Section 8.9. If an Objection Notice was delivered to the Indemnified Party, but such Objection Notice states that the Indemnifying Party is obligated to indemnify, or admits liability, only with respect to a portion of the Losses claimed in the Claims Notice, the Indemnified Party shall be entitled to be indemnified, defended and held harmless and reimbursed for the Losses set forth in the Claims Notice for which no objection was made, in accordance with and subject to the provisions of, this Article 8, and the Indemnified Party shall be entitled to payment, in the manner specified in Section 8.9, of the amount of the portion of the Losses set forth in such Claims Notice to which no objection was made.
(c)    If the Indemnifying Party delivers an Objection Notice to the Indemnified Party by the applicable Objection Dispute Deadline, the Indemnifying Party and the Indemnified Party will attempt in good faith to agree upon the rights of the respective parties hereto with respect to the subject of such Claims Notice. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum or certificate setting forth such agreement will be prepared and signed by the Buyer and the Representative, and the Indemnified Party shall be entitled to payment in the manner specified in Section 8.9. If no such agreement can be reached after good-faith negotiation within 30 days after the applicable Objection Dispute Deadline, either the Indemnifying Party or the Indemnified Party may initiate Proceedings to resolve such dispute in accordance with Section 9.10.
8.5    Third Party Claims.
(a)    In the event that, subsequent to the Closing, any Indemnified Party entitled to indemnification under this Agreement receives notice of the assertion of any claim or of the commencement of any action or Proceeding by any Person who is not a party hereto or an Affiliate of a party hereto (a “Third Party Claim”) against such Indemnified Party, with respect to which an Indemnifying Party is or is reasonably likely to be required to provide indemnification under this Agreement, the Indemnified Party shall give written notice regarding such claim to the Indemnifying Party within 10 Business Days of the Indemnified Party’s becoming aware that such Third Party Claim is a claim that such Indemnifying Party is or is reasonably likely to be required to provide indemnification under this Agreement, together with a copy of any related correspondence or documentation.

(b)    The Indemnified Party shall have the right in its sole discretion to control the defense of and settle all Third Party Claims; provided, however, without the consent of the Indemnifying Party, the Indemnified Party may not settle any such Third Party Claim or consent to the entry of judgment in respect of such Third Party Claim if such settlement or judgment will result in the imposition of any remedy other than monetary damages that bind or impose liability on the Indemnifying Party or its Affiliates; provided, further, that no settlement of any such Third Party Claim will be determinative of the amount of Losses relating to such matter. If the Representative consents to any such settlement, neither the Representative nor any Seller will have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Party for indemnity with respect to such settlement. Notwithstanding any other provision of this Agreement, any reasonable, documented costs and expenses of investigation, settlement and defense, including court costs and attorneys’ fees, incurred or suffered by any Indemnified Party in connection with the defense of any Third Party Claim alleging matters that would constitute a breach or inaccuracy of a representation or any other matter specified in Section 8.1 or Section 8.2, whether or not it is ultimately determined that there was such a breach or inaccuracy, will constitute Losses subject to indemnification under this Article 8. The Indemnifying Party shall have the right to participate in the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel.
(c)    The Indemnified Party in any event shall (i) settle or defend such Third Party Claim with reasonable diligence, (ii) cooperate with the Indemnifying Parties in the investigation and analysis of such claim or proceeding and consider in good faith recommendations made by the Indemnifying Parties with respect thereto, (iii) subject to attorney-client privilege and confidentiality obligations except to the extent a joint defense agreement or similar agreement is in effect, afford the Indemnifying Parties reasonable access to such relevant information as it may have in its possession, and (iv) keep the Indemnifying Parties reasonably advised of the status of such Third Party Claim, on at least a monthly basis (and on a more frequent basis upon the occurrence of material developments, pleadings or events related to such defense).
(d)    A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.5 will not affect the rights or obligations of any Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was directly and materially damaged as a result of such failure to give timely, complete or accurate notice.
8.6    Limitations on Indemnification
(a)    Subject to Section 8.6(b), an Indemnified Party may not recover Losses from Buyer or Sellers, as applicable, in respect of any claim for indemnification under Section 8.2 or Section 8.3, as applicable, unless and until Losses have been incurred, paid or properly accrued by the applicable Indemnified Parties in an aggregate amount greater than $125,000 (the “Indemnification Threshold”), and once such Indemnification Threshold has been exceeded, the Indemnified Party will be entitled to recover for such Losses in excess of the Indemnification Threshold, provided, that, for the avoidance of doubt, the Indemnification Threshold will not apply to a claim by a Buyer Indemnified Party for recovery from the R&W Insurance Policy.

(b)    Subject to the other terms of this Section 8.6, recovery by an Indemnified Party of its Losses in the aggregate will be subject to the following limitations:
(1)    With respect to Losses claimed under Sections 8.2(a) through 8.2(f), a Buyer Indemnified Party will recover all of its Losses as follows:
(A)    first, from the R&W Insurance Policy;
(B)    second, to the extent such Losses exceed the amount recovered from (including by operation of the retention or the limits thereunder), or are not covered, or are denied coverage under, the R&W Insurance Policy, directly from the Sellers on a several but not joint basis (in accordance with each Seller’s Pro Rata Share);
(2)    With respect to Losses claimed under Sections 8.2(a) through 8.2(f), the Buyer Indemnified Parties will not be entitled to recover against any Seller (A) in excess of the proceeds received by such Seller or (B) for any inaccuracy in, or breach of, any of the Fundamental Representations of any other Seller, or any breach of, or the failure of any other Seller to perform or comply with any of its covenants or obligations contained in this Agreement, any Related Agreement or any certificate or instrument delivered pursuant to this Agreement;
(3)    With respect to Losses claimed under Sections 8.3, a Seller Indemnified Party will recover all of its Losses directly from Buyer; and
(4)    With respect to Losses claimed under Sections 8.3, no Seller Indemnified Party will be entitled to recover against Buyer in excess of such Seller’s Pro Rata Share of the Initial Purchase Price.
(c)    Any entitlement of the Indemnified Parties to make a claim against the Indemnifying Party under this Agreement will be determined without duplication of recovery by reason of the same state of facts giving rise to such claim constituting a breach of more than one representation, warranty, covenant or agreement and/or an adjustment to the purchase price in accordance with Section 1.4.
(d)    Notwithstanding any other provision of this Agreement, no party hereto or any of its Affiliates shall have liability for any indirect, exemplary or punitive damages, and Losses indemnifiable hereunder shall not include such damages, except to the extent, if any, such Losses are incurred due to Fraud of a party hereto.

8.7    Indemnification as Sole Remedy. Except as specifically set forth in this Agreement (including in this Article 8), from and after the Closing, the indemnification provided for in this Article 8 shall be the sole and exclusive remedy and recourse against the Sellers and the Buyer (including the Company) for any matters arising out of this Agreement and the Related Agreements or any certificate or instrument delivered pursuant to this Agreement; provided, however, that in the case of Fraud, the Indemnified Parties shall have all remedies available at Law or equity without giving effect to any of the limitations set forth in this Article 8; provided further, that this Section 8.7 shall not limit any party’s right to seek and obtain specific performance. For purposes of clarity, the procedural provisions of this Article 8 shall not apply to disputes related to Section 1.4, which such disputes shall be resolved as set forth therein, respectively, subject to the each party’s right to be indemnified pursuant to this Article 8 for any failure of any other party to pay any amounts determined to be payable to such party pursuant to such sections. For purposes of clarity, nothing in this Agreement shall limit the Buyer’s right to recover against the R&W Insurance Policy.
8.8    Losses Net of Certain Proceeds. The amount of any and all Losses under Section 8.2 incurred or suffered by an Indemnified Party shall be calculated after giving effect to any insurance proceeds actually received by such Indemnified Party with respect to such Losses, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and related increases in insurance premiums or other chargebacks. If any insurance proceeds are received by an Indemnified Party with respect to any Losses after the Indemnifying Party has made a payment to such Indemnified Party with respect thereto, the Indemnified Party shall (except in the case of a Buyer Indemnified Party, to the extent such payment is within the retention under the R&W Insurance Policy) promptly pay to the Indemnifying Party the sum of the amount of such proceeds up to the amount of the payment to the Indemnified Party less any of the Indemnified Party’s related costs and expenses of recovering such insurance proceeds, including the aggregate cost of pursuing any related insurance claims and related increases in insurance premiums or other chargebacks. Except as set forth in Section 8.6(b), nothing herein shall require an Indemnified Party to seek to recover Losses from a third party (including an insurance company) before or after making a claim for indemnification under this Article 8.
8.9    Payment. If any payment for any Losses is determined to be owed to an Indemnified Party under this Article 8 for which the Indemnified Party elects to seek recovery directly from the Indemnifying Party, then the Indemnifying Party shall satisfy such amounts by wire transfer of immediately available funds to the Indemnified Party within ten Business Days of the date any Losses are determined to owed to such Indemnified Party under this Article 8 upon a mutually agreeable final settlement between the Indemnifying Party and the Indemnified Party or upon a final determination in accordance with Section 9.10.

8.10    No Right of Contribution. The Sellers shall not initiate any Proceeding for indemnification or contribution from the Company, or any employee, officer, holder of Securities, manager, director or agent thereof, with respect to any indemnity claims arising under or in connection with this Agreement or the Related Agreements, to the extent that any Person is entitled to indemnification hereunder for such claim and to the extent that the Sellers are liable hereunder, and the Sellers hereby waive any such right of indemnification or contribution from the Company that it has or may have in the future arising from the obligations of the Indemnifying Parties under this Agreement.
8.11    Mitigation. An Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article 8. The Indemnifying Party shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to take all available steps to minimize Losses for which the Indemnified Party is entitled to indemnification before such Losses actually are incurred by the Indemnified Party.
8.12    Treatment of Indemnity Payments. All payments made pursuant to this Article 8 shall be treated as adjustments to the Initial Purchase Price for Tax purposes, unless otherwise required by Law.
ARTICLE 9

GENERAL PROVISIONS
9.1    Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:
“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or its Affiliates) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, a majority of the Securities of the Company, or (c) merger, consolidation, share exchange, business combination or similar transaction involving the Company that results in an unaffiliated third party acquiring a majority of the Securities of the Company.
“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.
“Affiliate” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

“Allocated Amount” means $106,000.
“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could reasonably be expected to form the basis for any specific consequence.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California.
“Buyer Released Claims” means each and all past, present and future disputes, claims, controversies, demands, rights, obligations, Liabilities, Actions, and causes of action of every kind and nature, including any unknown, unsuspected, or undisclosed claim, that Buyer or any of Buyer’s Affiliates may have had in the past, may now have, or may have in the future against any of the Seller Releasees arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing Date other than any claim arising under this Agreement or the Related Agreements.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L 116-136), together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.
“Cash” means cash and cash equivalents on hand of the Company as determined in accordance with GAAP. For the avoidance of doubt, cash on hand shall (a) be calculated to exclude uncleared checks and drafts issued by the Company, (b) include uncleared checks and drafts received or deposited for the account of the Company, (c) does not include all operating cash in the tills at the Company’s stores, (d) include all cash in the safes at the Company’s stores, and (e) not include cash and cash equivalents of the Company that is not freely usable due to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including, without limitation, restrictions on dividends and repatriations.
“Closing Cash” means Cash as of the Closing.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Common Stock” means the common stock of the Company, par value of $0.001.

“Company Indebtedness” means, without duplication, the aggregate of the following: (1) any Liability of the Company (A) for borrowed money (including the current portion thereof), whether or not contingent, or issued or incurred in substitution or exchange for any such Liability for borrowed money; (B) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase or similar facility; (C) evidenced by a bond, note, debenture, promissory note, bridge financing agreement or similar instrument or debt security (including a purchase money obligation or any Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, and any obligation for the deferred purchase price of property or services which is due more than six months from incurrence); (D) created or arising under any conditional sale or other title retention agreement with respect to property acquired by of the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (E) as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Company is liable as a lessee (other than, for the avoidance of doubt, rent for any Realty Lease); (F) to purchase, redeem, retire, defease or otherwise acquire for value any ownership interests or capital stock of the Company or any rights to acquire any ownership interests or capital stock of the Company, valued, in the case of redeemable ownership interests or capital stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (G) any obligations secured by an Encumbrance on property owned by the Company, other than Permitted Encumbrances and (H) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward, cross right or other hedging agreement or derivative contract, net of any obligations to the Company thereunder; (2) any Liability described in clause (1) of other Persons that is guaranteed directly or indirectly in any manner by the Company, or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; or (3) any Liability described in clause (1) of other Persons that is secured by (or for which the holder of such Liability has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by the Company (other than Permitted Encumbrances), even though the Company has not assumed or become liable for the payment of such Liability. For purposes of this Agreement, Company Indebtedness includes (1) any and all accrued interest, fees, change of control payments, prepayment premiums, termination payments, balloon or similar payments, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Company Indebtedness, and (2) any and all amounts of the nature described in clauses (1)(A) through (H) owed by the Company to any of its Affiliates including any of its members or stockholders.
“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.

“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.
“COVID-19 Rent Deferral” means any rent owed by the Company under any Realty Lease which has been deferred as of the date of this Agreement due to the COVID-19 pandemic and remains unpaid as of the Closing.
“Current Assets” means each of the following of the Company, without duplication: (a) accounts receivable, (b) prepaid expenses, and (c) inventory, net of reserves established by the Company.
“Current Liabilities” means each of the following of the Company, without duplication: (a) accounts payable, (b) accrued expenses, (c) accrued payroll, and (d) accrued payroll Taxes, in each case, to the extent unpaid as of the Closing and specifically excluding the PPP Loan Repayment Amount, interest on outstanding obligations, Third Party Expenses, accrued Liabilities relating to gift cards and loyalty programs of the Company, and sales Tax of the Company payable as of the Closing Date.
“Data Protection Laws” means (i) all applicable Laws and contractual and fiduciary obligations related to data privacy, data protection, data security, data transfer, breach notification, or marketing, as applicable from time to time, including without limitation, the Children’s Online Privacy Protection Act of 1998, as amended; the Financial Modernization Act (Graham-Leach-Bliley Act) of 2000, as amended; the Telephone Consumer Protection Act of 1991, as amended; the Do-Not-Call Implementation Act of 2003, as amended; the CAN-SPAM Act of 2003, as amended; Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues), the California Consumer Privacy Act of 2018, as amended from time to time, and implementing regulations, and all equivalent, comparable, or applicable privacy, security and data breach notification Laws, and the requirements and guidance set forth in regulations, guidelines and agreements containing consent orders published by regulatory authorities, such as, but not limited to, the Federal Trade Commission, Federal Communications Commission, and applicable European Union data protection authorities; (ii) the privacy policies applicable to information (including Personal Information) Processed by the Company and any public statements that the Company has made regarding its privacy policies and practices; (iii) third party privacy policies that Company has been or is contractually obligated to comply with; (iv) any rules of any applicable self-regulatory organizations in which Company is a member and/or that Company is or has been contractually obligated to comply with; and (v) any applicable published industry best practices or standards relating to data privacy, data protection or data security.
“Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Company and Sellers to Buyer.

“Distribution Schedule” means the spreadsheet, in a form reasonably acceptable to Buyer, setting forth (a) the names and addresses (including email addresses) of each Seller, (b) the number of Shares held by each Seller, (c) each Seller’s Pro Rata Share, (d) each Seller’s Share Amount, (e) the number of Fully Diluted Shares, (f) the amount of the applicable Tax withholdings (if any) as of the date of the Distribution Schedule attributable to each Seller, and (g) such other information relevant thereto or which Buyer may reasonably request at least five Business Days before the Closing Date.
“Effective Time” has the meaning set forth in Section 1.3 of the Merger Agreement.
“Encumbrance” means any mortgage, pledge, hypothecation, right of others, adverse claim, security interest, encumbrance, license, title defect, title retention agreement, voting trust agreement, third party right or other right or interest, option, lien, charge, any hire purchase, lease or installment purchase agreement, right of first refusal, right of preemption or right to acquire, or other restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the subject property, other than any restriction or limitation imposed by this Agreement.
“Fraud” means, with respect to a party hereto, an actual and intentional fraud with respect to the making by such party of its representations and warranties pursuant to Article 2, Article 3 or Article 4, as applicable; provided that such actual or intentional fraud of such party shall only be deemed to exist if such party had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such party pursuant to this Agreement, as modified by the Disclosure Schedule, were actually breached when made, with the express intention that the other party rely thereon to its detriment.
“Fully Diluted Shares” means the aggregate number of shares of Company Common Stock that are outstanding immediately prior to the Closing.
“Fundamental Representations” means, collectively, the representations and warranties contained in Section 2.1(a) (Organization and Powers); Section 2.2 (Capitalization); Section 2.3(a) and (b)(1) (Authority, Non-Contravention); Section 3.1 (Organization and Power); Section 3.2 (Authorization; Enforceability); Section 3.3(a)(i) (Non-Contravention); Section 3.4 (Ownership of Shares); Section 4.1 (Organization and Power); Section 4.2 (Authorization; Enforceability); and Section 4.3(a)(i) (Non-Contravention).
“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing.

“Intellectual Property” means the rights associated with or arising out of any of the following in any jurisdiction throughout the world, whether statutory, common law, or otherwise: (a) all patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any invention disclosures (“Patents”); (b) trade secret rights and corresponding rights in confidential information and other non-public information, ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know how, manufacturing and production processes and techniques, testing information (including testing protocols and results), research and development information, prototypes, algorithms, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals, data, business and marketing plans, market surveys, market know-how and customer lists and information (whether or not any of the foregoing is patentable) (“Trade Secrets”); (c) all registered or unregistered copyrights, copyrightable works, rights in databases, data collections, mask works, copyright registrations, applications and extensions therefor and any other rights in works of authorship (“Copyrights”); (d) all trademarks, service marks, logos, trade dress and trade names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world (including all cancelled, abandoned, and refused registrations and applications), and all goodwill associated therewith (“Trademarks”); (e) Software; (f) internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); and (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“Knowledge of the Company” or any similar phrase means the knowledge of Barbara Cook and Karyn Henry and the knowledge that they would have if they had made reasonable and diligent inquiry of those employees, agents, consultants, attorneys, accountants and other persons who would be expected to have knowledge as to the relevant matter.
“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Authority.
“Liabilities” means any and all debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, known or unknown matured or unmatured, determined or undeterminable, on- or off-balance sheet, including those arising under any Law, Action or Order and those arising under any Contract or otherwise.
Documents or other information and materials will be deemed to have been “Made Available” by the Company if and only if the Company has provided such documents or information to Buyer in writing (including by electronic means) or posted such documents and information and other materials to the Data Room at least two Business Days prior to the execution and delivery of this Agreement by the parties hereto.

“Main Street Lending Programs” means the program established by the United States Federal Reserve to support lending to small and medium-sized for profit businesses and nonprofit organizations that were in sound financial condition before the onset of the COVID-19 pandemic, operating though through five facilities: the Main Street New Loan Facility (MSNLF); the Main Street Priority Loan Facility (MSPLF); the Main Street Expanded Loan Facility (MSELF); the Nonprofit Organization New Loan Facility (NONLF); and the Nonprofit Organization Expanded Loan Facility (NOELF).
“Material Adverse Effect” with respect to any Person means any change, event, circumstance, occurrence, development, state of facts, condition or effect that either alone or in combination with any other effect (a) is materially adverse to the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole or (b) the ability of such Person to perform its obligations hereunder or to consummate the Transactions; provided that, solely in the case of (a), none of the following will not be deemed to constitute a Material Adverse Effect: (1) such Person’s compliance with the terms and conditions of this Agreement; (2) the failure to meet projections, forecasts, estimates, milestones or budgets (provided that, any underlying cause for any such failure will not be excluded by this clause (2)); (3) changes or effects in the general economic conditions or the securities, syndicated loan, credit or financial markets, including changes in interest or exchange rates; (4) political, legal, tax or regulatory changes that generally affect the industry, industry sectors or any geographic markets in which the business of such Person operates, including changes in interest or exchange rates; (5) changes or prospective changes in Laws or GAAP (or other analogous accounting standards); (6) any changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any pandemic or epidemic (including COVID-19), war, sabotage, armed hostilities or acts of terrorism, earthquakes, hurricanes or other natural disasters; or (7) the announcement, pendency or proposed consummation of this Agreement and the Transactions; except, in the case of the foregoing clauses (3) through (6), to the extent that any such event, change, circumstance, occurrence, effect or state of facts has a materially disproportionate effect on such Person relative to other businesses in the industry, industry sectors or any geographic markets in which such Person’s business operates.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 30, 2020, by and among the Buyer, Mountain Crest Acquisition Corp, a Delaware corporation, MCAC Merger Sub Inc., a Delaware corporation, and Suying Liu (solely for purposes of Section 7.2 and Article XI of the Merger Agreement).
“Net Adjustment Amount” means an amount, which may be positive or negative, equal to: (a) the Final Working Capital minus the Estimated Working Capital, minus (b) the Final Third Party Expenses minus the Estimated Third Party Expenses, plus (c) the Final Closing Cash minus the Estimated Cash minus (d) the Final Sales Tax Liability minus the Estimated Sales Tax Liability; provided, that the amount of the Final Third Party Expenses consisting of Specified Estimated Third Party Expenses exceeding $300,000, if any, will not be included in Final Third Party Expenses or Estimated Third Party Expenses for purposes of subsection (b) hereof.

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.
“Owned Company Intellectual Property” means any and all Intellectual Property that are owned in whole or in part by the Company (or that the Company purports to own in whole or in part), including, but not limited to, the Registered Company Intellectual Property.
“PEI Portion” means 82.5% of the PPP Loan Repayment Amount.
“Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority.
“Permitted Encumbrances” means (i) liens for Taxes that have not been billed, are not yet due and payable or are being contested in good faith by appropriate procedures and for which adequate reserves have been made in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business and not caused directly or indirectly by a default or breach by the Company or Sellers; (iii) easements, rights of way, zoning ordinances and other similar Encumbrances affecting real property; (iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (v) the lien evidenced by that certain UCC Financing Statement File Number 2019-210-2846-7 filed in Washington on July 19, 2019 by Isuzu Finance of America Inc.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.
“PPP Loan” means that certain U.S. Small Business Administration Loan, dated May 6 2020, from Wells Fargo Bank N.A., as lender to the Company, as borrower and that certain U.S. Small Business Administration Paycheck Protection Program Note, entered into in connection therewith, in the principal amount of $1,747,500, by and between Wells Fargo Bank N.A. and the Company.
“PPP Loan Repayment Amount” means the principal amount of the PPP Loan ($1,747,500), plus any and all accrued interest (expected to be $1,761,819.77 as of the Closing Date).
“PPP Program” means the Paycheck Protection Program contemplated by Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 and all rules, regulations and guidelines adopted by the SBA or otherwise in connection with the administration thereof.

“Pro Rata Share” means with respect to any Stockholder, such Person’s ownership interest in the Company as of immediately prior to the Closing, determined by dividing (1) the number of shares of Company Common Stock owned of record by such Person as of immediately prior to the Closing, by (2) the number of Fully Diluted Shares.
“Proceeding” means a judicial, administrative or arbitral action, suit, demand, proceeding (public or private) by or before a Governmental Authority (whether civil, criminal, administrative or otherwise), claim, complaint, qui tam action, investigation, arbitration, mediation or audit.
“Process” means any operation or set of operations which is performed upon information or data, whether or not by automatic means, such as collection, recording, protection, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
“R&W Insurance Policy” means the buyer-side representations and warranties insurance binder with draft policy in the form issued by the R&W Insurer.
“R&W Insurer” means certain Underwriters at Lloyd’s (Beazley Syndicates 623 (18%) and 2623 (82%) at Lloyds).
“Registered Company Intellectual Property” means (a) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names that are registered, recorded or filed by, for, or under authorization from (or in the name of) the Company, and (b) any other applications, registrations, recordings and filings by the Company (or otherwise authorized by or in the name of the Company).
“Related Agreements” means the Escrow Agreement.
“Released Claims” means each and all past, present and future disputes, claims, controversies, demands, rights, obligations, Liabilities, Actions, and causes of action of every kind and nature, including any unknown, unsuspected, or undisclosed claim, that any Seller or any of Seller’s Affiliates may have had in the past, may now have, or may have in the future against any of the Releasees arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing Date other than any claim (i) with respect to any unpaid compensation since the last regularly scheduled payroll period of the Company, (ii) arising under this Agreement or the Related Agreements or (iii) of a Covered Person referred to in Section 5.13.
“Releasees” means: (a) Buyer and its Affiliates; (b) the Company; and (c) each of the predecessors, parents, subsidiaries, divisions, and current or former assigns, successors, beneficiaries, heirs, attorneys and representatives of each of the foregoing Persons identified or otherwise referred to in clauses (a) and (b) of this definition.

“Sales Tax Liability” means the outstanding amount of sales Tax Liability owed by the Company as of the Closing.
“SEC” means the U.S. Securities and Exchange Commission and any Governmental Authority that is a successor thereto.
“Securities” means, (a) any shares of common stock, preferred stock, membership interest, common unit, preferred unit or other voting equity of a Person, (b) any security which by its terms is convertible into or exchangeable or exercisable for common stock, preferred stock, membership interest, common unit, preferred unit or other voting equity of a Person, (c) any option, warrant or other right to subscribe for, purchase or otherwise acquire any security described in clauses (a) or (b), and (d) any Company Indebtedness the holders of which have a right to vote (or which are convertible into, exchangeable for, or evidence the right to subscribe for or acquire securities having a right to vote).
“Seller Releasees” means: (a) each Seller and its respective Affiliates and (b) each of the predecessors, parents, subsidiaries, divisions, and current or former assigns, successors, beneficiaries, heirs, attorneys and representatives of each of the foregoing Persons identified or otherwise referred to in clause (a) of this definition.
“Share Amount” means an amount equal to the quotient of (a) the sum of the Initial Purchase Price, divided by (b) the Fully Diluted Shares, as calculated by the Representative and set forth in the Distribution Schedule.
“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.
“Specified Estimated Third Party Expenses” means all of the Third Party Expenses of the Company described in Section 5.9(b), Section 5.9(c), Section 5.9(d), and Section 5.9(e).
“Stockholder” means any holder of Company Common Stock.
“Stockholders’ Agreement” means that certain stockholders’ agreement of the Company dated November 22, 2017, by and among the Company and the stockholders of the Company party thereto as amended from time to time.

“Subsidiary” of any Person means any other Person (a) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person or (b) of which (or in which) an amount of the voting Securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.
“Tax Authority” means the IRS and any other Governmental Authority responsible by Law for the administration of Taxes.
“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.
“Working Capital” means (a) Current Assets minus (b) Current Liabilities, in each case, as of the Closing and only containing the categories and line items listed on Schedule 1.4 (which categories and line items have been utilized in establishing the Working Capital Target).
“Working Capital Escrow Amount” means $500,000.
9.2    Terms Generally; Interpretation. Except to the extent that the context otherwise requires:
(a)    when a reference is made in this Agreement to an article, section, subsection, exhibit or schedule, such reference is to an article, section or subsection of, an exhibit or schedule to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    the word “or” is not limiting or exclusive;
(f)    any gender-specific reference in this Agreement include all genders;
(g)    the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(h)    a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation;
(i)    if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;
(j)    references to a Person are also to its permitted successors and assigns;
(k)    unless indicated otherwise, mathematical calculations contemplated hereby will be made to the fifth decimal place, but payments will be rounded to the nearest whole cent, after aggregating all payments to such party;
(l)    “ordinary course of business” (or similar terms) will be deemed followed by “consistent with past practice” (including with respect to quantity and frequency); provided, that, unless expressly stated otherwise, references to “ordinary course of business” and phrases of similar import exclude any actions or inactions taken in response to any pandemic (including COVID-19) or exigent circumstances;
(m)    the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;
(n)    the contents of the Disclosure Schedule and the other schedules form an integral part of this Agreement and any reference to “this Agreement” will be deemed to include the schedules;
(o)    no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence;
(p)    although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content); and
(q)    the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions.

9.3    Notices. All notices, deliveries and other communications pursuant to this Agreement must be in writing and will be deemed given if sent via email or delivered by globally recognized express delivery service (with a required e-mail copy, receipt of which need not be acknowledged) to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of e-mail, on the date that the recipient acknowledges having received the email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this section, and (b) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.
(a)    if to Buyer:
Playboy
10960 Wilshire Blvd., Suite 2200
Los Angeles CA 90021
Attention: George Akopov; Chris Riley
Email: gakopov@playboy.com; criley@playboy.com

with a copy (which will not constitute notice) to:
Jones Day
1755 Embarcadero Rd.
Palo Alto, CA 94303
Attention: Micheal Reagan; David Sikes
Email: mreagan@jonesday.com; dsikes@jonesday.com

(b)    if to the Company before the Closing to:
901 W. Main Street Suite A
Auburn, WA 98001
Attention: Barbara Cook
Email: Barbara@loversstores.com
with a copy (which will not constitute notice) to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Attention: Evan Borenstein
Email: evan.borenstein@katten.com

(c)    if to Representative:
Albert Altro

25 Orion Way
Coto de Caza, CA 92679
Email: albertaltro@traversellc.com
with a copy (which will not constitute notice) to:
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Attention: Evan Borenstein
Email: evan.borenstein@katten.com

9.4    Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction or arbiter to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to, as applicable, (a) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or (b) replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal or unenforceable term or provision.
9.5    Entire Agreement. This agreement, the Confidentiality Agreement, the Related Agreements and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all exhibits and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between the Company, on the one hand, and Buyer, on the other hand, with respect to the subject matter hereof, except for the Confidentiality Agreement, which will continue in full force and effect, and will survive any termination of this Agreement, in accordance with its terms.
9.6    Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void, except that (a) Buyer may assign and delegate any or all of its rights, interests and obligations under this Agreement (1) before or after the Closing, to any of its Affiliates and (2) after the Closing, to any Person, as long as any such Affiliate or Person agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment or delegation will relieve Buyer of its obligations under this Agreement if such assignee does not perform such obligations and (b) the obligations of the Representative may be delegated pursuant to Section 5.15.

9.7    No Third-Party Beneficiaries. Except as provided in Section 5.13, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.8    Release.
    (a)    Each Seller, on behalf of itself and its Affiliates, hereby generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever releases and discharges each of the Releasees from, and hereby generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely waives and relinquishes, each of the Released Claims. Each Seller acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Each Seller acknowledges that such provisions are designed to protect a party from waiving claims that it does not know exist or may exist. Nonetheless, each Seller for itself and for its Affiliates, hereby waives, effective as of the Closing, any such provision (subject to the limitations herein). Each Seller agrees that it shall not, directly or indirectly cause any of its, his or her Affiliates to, (a) institute any Action to the extent based upon, arising out of, or relating to any of the Released Claims, or (b) participate, assist or cooperate in any such Proceeding except as otherwise required by applicable Law.
(b)    Buyer, on behalf of itself and its Affiliates, hereby generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever releases and discharges each of the Seller Releasees from, and hereby generally, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely waives and relinquishes, each of the Buyer Released Claims. Buyer acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Buyer acknowledges that such provisions are designed to protect a party from waiving claims that it does not know exist or may exist. Nonetheless, Buyer for itself and for its Affiliates, hereby waives, effective as of the Closing, any such provision (subject to the limitations herein). Buyer agrees that it shall not, directly or indirectly cause any of its Affiliates to, (a) institute any Action to the extent based upon, arising out of, or relating to any of the Buyer Released Claims, or (b) participate, assist or cooperate in any such Proceeding except as otherwise required by applicable Law.
9.9    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.10    Dispute Resolution, Venue, and Governing Law. This agreement will be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
9.11    Counterparts. This agreement may be executed in one or more counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement may be made by electronic or digital delivery such as in Adobe Portable Document Format or using generally recognized e-signature technology (e.g., DocuSign or EchoSign).
9.12    Specific Performance. Irreparable damage will occur if any provision of this Agreement is not performed in accordance with the terms hereof. As a result, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
9.13    Waiver of Conflicts Regarding Representation; Non-assertion of Attorney-Client Privilege.
(a)    Buyer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed after the Closing to include the Company) hereby (i) acknowledges that the Sellers and the Company and their Affiliates retained Katten Muchin Rosenman LLP (“Prior Company Counsel”) to act as their counsel in connection with the Transactions; (ii) agrees that, in the event that any matter or dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Company) and the Sellers or any of their respective Affiliates, Prior Company Counsel shall be allowed to represent the Sellers or such Affiliates in such matters or disputes, notwithstanding any current or prior representation of the Company and the Sellers by Prior Company Counsel; (iii) waives any claim that Buyer, the Company, or any of their Affiliates has or may have that Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation; and (iv) agrees that, if a dispute arises after the Closing between Buyer, the Company or any of their respective Affiliates, on the one hand, and any Seller on the other hand, then Prior Company Counsel may represent such Seller in such dispute, even though the interests of such Seller may be directly adverse to Buyer or the Company and even though Prior Company Counsel may have represented the Company in matters substantially related to such dispute or may be handling ongoing matters for the Company.

(b)    All communications between any Seller or the Company, on the one hand, and Prior Company Counsel, on the other hand, occurring prior to the Closing and relating solely to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions that are subject to the attorney-client privilege (“Privileged Communications”) shall be deemed to be attorney-client privileged. After the Closing, each Seller shall retain, own, and control (in his sole and absolute discretion) all Privileged Communications, and the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belongs to such Seller and may be controlled by such Seller and shall not pass to or be claimed or disputed by Buyer or the Company or any of their Affiliates; provided, however, that nothing herein is intended or shall be construed to constitute an agreement by the Sellers or the Company to waive any privilege of the Company with respect to any information or communication that does not relate to any dispute under or relating to the Transactions (it being understood that any privilege of the Company that attaches with respect to such other matters will be controlled solely by the Company after the Closing).
(c)    If a dispute arises after the Closing between or the Company on the one hand, and any third party other than a Seller on the other hand, then the Company may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications involving Prior Company Counsel; provided, however, that to the extent such privilege relates in any way to the Transactions, the Company may not waive such privilege without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, delayed or conditioned.
(d)    Buyer and the Company shall not have access to any Privileged Communications of Prior Company Counsel relating to its engagement in connection with the Transactions from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Sellers (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof; (ii) to the extent that any Privileged Communications of Prior Company Counsel in respect of such engagement constitute property of the client, only the Sellers (and not Buyer or the Company) shall hold such property rights; and (iii) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications to Buyer or the Company by reason of any attorney-client relationship between Prior Company Counsel and the Company or otherwise.
(e)    Buyer acknowledges on behalf of itself and its Affiliates (which, for this purpose, shall be deemed after the Closing to include the Company) that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions, and other provisions of this Section 9.13, including the opportunity to consult with independent counsel of its choice. The covenants, consent and waiver contained in this Section 9.13 shall not be deemed exclusive of any other rights to which Prior Company Counsel is entitled whether pursuant to Law, Contract or otherwise.
[Signature page follows]

IN WITNESS WHEREOF, Buyer, the Sellers, the Company, and the Representative have caused this Agreement to be executed by their respective officers thereunto duly authorized, in each case as of the date first written above.

PLAYBOY ENTERPRISES INC.

By: /s/ David G. Israel
    Name: David G. Israel
    Title: COO/CFO

TLA ACQUISITION CORP.

By: /s/ Barbara Cook
    Name: Barbara Cook
    Title: CEO

THE K2 PRINCIPAL FUND L.P.

By: /s/ Dean Perrin
    Name: Dean Perrin
    Title:

ALPINE HERITAGE OFFSHORE FUND LTD.

By: /s/ Todd Mason
    Name: Todd Mason
    Title: Vice President

ALPINE HERITAGE II, L.P.

By: /s/ Todd Mason
    Name: Todd Mason
    Title: Chief Operating Officer of Alpine Associates Management, Inc., General Partner

ALPINE HERITAGE L.P.

By: /s/ Todd Mason
    Name: Todd Mason
    Title: Chief Operating Officer of Alpine Associates Management, Inc., General Partner

ALPINE ASSOCIATES, A LIMITED PARTNERSHIP

By: /s/ Todd Mason
    Name: Todd Mason
    Title: Chief Operating Officer of Alpine Associates Management, Inc., General Partner

CHATHAM CAPITAL MANAGEMENT FUND IV, LLC

By: /s/ Jeff Hager
    Name: Jeff Hager
    Title: Partner

TOR CAPITAL LLC

By: /s/ John Rijo
    Name: John Rijo
    Title:

TWIN HAVEN SPECIAL OPPORTUNITIES FUND IV, L.P.

By: /s/ Paul Mellinger
    Name: Paul Mellinger
    Title:

Albert Altro, as Representative

/s/ Albert Altro

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